As filed with the Securities and Exchange Commission on March 25, 1996
                                              REGISTRATION NO. 33-



                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-4


                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933


                         GENERAL ELECTRIC COMPANY

          (Exact name of Registrant as specified in its charter)

         NEW YORK                      3724                 14-0689340
      (State or other            (Primary Standard       (I.R.S. Employer
      jurisdiction of               Industrial            Identification
     incorporation or       Classification Code Number)       Number)
       organization)

                           3135 Easton Turnpike
                     Fairfield, Connecticut 06431-0001
                              (203) 373-2211

(Address, including zip code, and telephone number, including area code, of
                 Registrant's principal executive offices)


                          Robert E. Healing, Esq.
                             Corporate Counsel
                           3135 Easton Turnpike
                    Fairfield, Connecticut  06431-0001
                              (203) 373-2243
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                      CALCULATION OF REGISTRATION FEE

 Title of Each Class of    Amount to be    Proposed       Proposed        Amount of
 Securities to be          Registered      Maximum        Maximum         Registration
 Registered                                Offering       Aggregate       Fee
                                           Price          Offering Price
                                           Per Unit
 Guarantees of the 10-     $60,000,000     (1)            (1)             $20,690(2)
 7/8% Senior Notes due
 2003, as amended, of
 Outlet Broadcasting,
 Inc.

(1)  No payment will be received by General Electric Company for  the
     Guarantees.
(2)  The registration fee has been calculated pursuant to Rule 457 under        the
Securities Act of 1933, as amended.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                           CROSS-REFERENCE SHEET
                 PURSUANT TO ITEM 501(B) OF REGULATION S-K
       SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS
             OF THE INFORMATION REQUIRED BY PART 1 OF FORM S-4



              FORM S-4 ITEM                LOCATION IN JOINT PROXY
                                           STATEMENT/PROSPECTUS


                   A. INFORMATION ABOUT THE TRANSACTION



1.Forepart of Registration      Forepart of Registration Statement;
Statement and Outside Front     Outside Front Cover Page
Cover Page of Prospectus

2.Inside Front and Outside      Inside Front Cover Page; Available
Back Cover Pages of Prospectus  Information; Incorporation of
                                Certain Documents by Reference

3.Risk Factors, Ratio of        Summary; Selected Consolidated
Earnings to Fixed Charges, and  Financial Information; Ratio of
Other Information               Earnings to Fixed Charges

4.Terms of the Transaction      Summary; The Proposed Amendment;
                                Description of the Guarantee; The
                                Solicitation; Federal Income Tax
                                Consequences

5.Pro Forma Financial           Not Applicable
Information

6.Material Contacts with the    Not Applicable
Company Being Acquired

7.Additional Information        Not Applicable
Required for Reoffering by
Persons and Parties Deemed to
be Underwriters

8.Interests of Named Experts    Not Applicable
and Counsel

9.Disclosure of Commission      Not Applicable
Position on Indemnification
for Securities Act Liabilities



                    B. INFORMATION ABOUT THE REGISTRANT


10.Information with Respect to  Available Information; Incorporation
S-3 Registrants                 of Certain Documents by Reference;
                                Summary; The Companies

11.Incorporation of Certain
Information by Reference        Available Information; Incorporation
                                of Certain Documents by Reference

12.Information with Respect to  Not Applicable
S-2 or S-3 Registrants

13.Incorporation of Certain     Not Applicable
Information by Reference

14.Information with Respect to  Not Applicable
Registrants Other Than
S-2 or S-3 Registrants



              C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED


15.Information with Respect to  Not Applicable
S-3 Companies

16.Information with Respect to  Available Information; Incorporation
S-2 or S-3 Companies            of Certain Documents by Reference;
                                Summary; The Companies

17.Information with Respect to  Not Applicable
Companies Other than S-2 or
S-3 Companies

                   D. VOTING AND MANAGEMENT INFORMATION



18.Information if Proxies,
Consents or Authorizations are  Summary; Incorporation of Certain
to be Solicited                 Documents by Reference; The
                                Solicitation

19.Information if Proxies,      Not Applicable
Consents or Authorizations are
not to be Solicited, or in an
Exchange Offer

                                SUBJECT TO COMPLETION, DATED MARCH 25, 1996

CONSENT SOLICITATION STATEMENT/PROSPECTUS

                         OUTLET BROADCASTING, INC.

          SOLICITATION OF CONSENTS TO AMENDMENT OF THE INDENTURE

         GOVERNING ITS 10-7/8% SENIOR SUBORDINATED NOTES DUE 2003

                            (CUSIP NO. 690090)

                         GENERAL ELECTRIC COMPANY

                                PROSPECTUS

            Outlet Broadcasting, Inc. ("Outlet") hereby solicits (the "Solicitation") the consent ("Consent") of registered holders of its 10-7/8% Senior Subordinated Notes due 2003 (the "Notes") as of ____________, 1996 (the "Record Date") to an amendment (the "Proposed Amendment") to the indenture dated as of July 8, 1993, (as amended or supplemented from time to time, the "Indenture"), between Outlet and Bankers Trust Company, as trustee under the Indenture (the "Trustee"), pursuant to which the Notes were issued. The purpose of the Solicitation and the Proposed Amendment is to amend or eliminate substantially all the principal restrictive covenants and certain events of default contained in the Indenture to enable Outlet to be operated without the restrictions of such covenants as a wholly owned indirect subsidiary of the General Electric Company, a New York corporation ("GE"), and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE.

            On February 2, 1996 (the "Merger Effective Date"), CO Acquisition Corporation, a wholly owned subsidiary of National Broadcasting Company, Inc. ("NBC"), which is in turn an indirect wholly owned subsidiary of GE, was merged (the "Merger") with and into Outlet Communications, Inc., a Delaware corporation and the owner of all the outstanding capital stock of Outlet ("OCI"). As a result of the Merger, OCI became a wholly owned subsidiary of NBC ("OCI").

            On March 2, 1996, pursuant to a Notice of Amended Change of Control and Change of Control Offer and in accordance with the Indenture, Outlet commenced an offer to repurchase each registered holder's Notes in whole, or in part in integral multiples of $1,000, in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date specified in such offer (the "Change of Control Offer"). The expiration date of the Change of Control Offer (the "Change of Control Expiry Date") is 5:00 P.M., New York time, on April 1, 1996, unless the Change of Control Offer is extended in accordance with its terms.

            IN THE EVENT THE PROPOSED AMENDMENT IS ADOPTED, (I) GE WILL FULLY AND UNCONDITIONALLY GUARANTEE (THE "GUARANTEE") THE DUE AND PUNCTUAL PAYMENT OF THE PRINCIPAL OF AND INTEREST ON THE NOTES AS AMENDED BY THE PROPOSED AMENDMENT (THE "AMENDED NOTES") AND (II) OUTLET WILL PAY A CONSENT FEE TO EACH REGISTERED HOLDER OF NOTES, AS OF THE RECORD DATE, WHO DELIVERS A VALID CONSENT IN FAVOR OF THE PROPOSED AMENDMENT PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AND DOES NOT REVOKE SUCH CONSENT PRIOR TO THE EFFECTIVE TIME (AS DEFINED BELOW) IN AN AMOUNT IN CASH EQUAL TO $1.00 FOR EACH $1,000 PRINCIPAL AMOUNT OF NOTES (THE "CONSENT FEE"). SEE "THE SOLICITATION -- CONSENT FEE."

            As of December 31, 1995, GE had outstanding approximately $260 million of secured indebtedness consisting of industrial development/pollution control bonds. All other outstanding indebtedness of GE, constituting approximately $115 billion as of December 31, 1995, is unsecured and, therefore, has equal ranking to the Guarantee. Neither the Guarantee nor the Indenture will restrict GE's ability to create indebtedness ranking senior to the Guarantee.

            This Consent Solicitation Statement/Prospectus is being furnished to registered holders of Notes as of the Record Date in connection with the Solicitation. This Consent Solicitation
Statement/Prospectus constitutes (i) a Prospectus of GE with respect to the Guarantee to be issued in the event the Proposed Amendment is effected and
(ii) the Solicitation Statement of Outlet with respect to the Solicitation.

       THE SECURITIES OFFERED PURSUANT TO THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
    HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

  The date of this Consent Solicitation Statement/Prospectus is        ,
                                   1996.

                             ________________

   5

            The Solicitation is being made upon the terms and is subject to the conditions in this Consent Solicitation Statement/Prospectus and the accompanying form of Consent. See "The Solicitation." Adoption of the Proposed Amendment requires the Consents of the registered holders as of the Record Date of at least a majority (the "Requisite Consents") in aggregate outstanding principal amount of Notes. Pursuant to the terms of the Indenture, Notes owned by Outlet or any "Affiliate" (as defined in the Indenture) of Outlet are deemed not to be outstanding for purposes of determining whether the Requisite Consents have been obtained. Only the persons in whose names the Notes are registered as of the Record Date in the registry maintained by the Trustee under the Indenture, or persons who hold valid proxies from such registered holders, will be eligible to consent to the Proposed Amendment. FOR PURPOSES OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS, THE TERM "RECORD HOLDER" OR "REGISTERED HOLDER" SHALL BE DEEMED TO INCLUDE THE PARTICIPANTS (THE "DTC PARTICIPANTS") THROUGH WHICH A BENEFICIAL OWNER'S NOTES ARE HELD IN THE DEPOSITORY TRUST COMPANY ("DTC"). SEE "THE SOLICITATION -- CONSENT PROCEDURES."

            If Outlet delivers the Requisite Consents to the Trustee and the Proposed Amendment is to be effected, GE, Outlet and the Trustee will execute a supplemental indenture (the "Supplemental Indenture") effecting the Proposed Amendment and the Guarantee, whereupon the Proposed Amendment will be binding upon and the Guarantee will inure to the benefit of each holder of the Notes, whether or not such holder delivered a Consent. See "The Proposed Amendment" and "Description of the Guarantee."

            THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON __________, 1996, UNLESS EXTENDED FOR A SPECIFIED PERIOD OR ON A DAILY BASIS UNTIL THE REQUISITE CONSENTS HAVE BEEN RECEIVED (THE "EXPIRATION DATE"). SEE "THE SOLICITATION -- EXPIRATION DATE; EXTENSIONS; AMENDMENT." HOLDERS AS OF THE RECORD DATE MAY REVOKE THEIR CONSENTS AT ANY TIME UP TO THE EXPIRATION DATE, BUT SUCH CONSENTS WILL BECOME IRREVOCABLE UPON THE EXECUTION OF THE SUPPLEMENTAL INDENTURE BY OUTLET, GE AND THE TRUSTEE (THE "EFFECTIVE TIME"), WHICH WILL NOT BE PRIOR TO THE EXPIRATION DATE. SEE "THE SOLICITATION -- REVOCATION OF CONSENTS."

            Holders who consent to the Proposed Amendment will be deemed to have waived any defaults and their consequences under the Indenture or the Notes. As of the date of this Consent Solicitation Statement/Prospectus, there were no uncured defaults under the Indenture.

            THE OFFER OF SECURITIES HEREUNDER IS NOT BEING MADE TO, AND OUTLET WILL NOT SOLICIT CONSENTS FROM, HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE OFFER OF THE SECURITIES OR THE SOLICITATION OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH APPLICABLE SECURITIES OR BLUE SKY LAWS.

            Questions and requests for assistance may be directed to the Company, at its address and telephone number set forth on the last page of this Consent Solicitation Statement/Prospectus. Additional copies of this Consent Solicitation Statement/Prospectus and the Consent may be obtained from the Company.

                           AVAILABLE INFORMATION

            GE and Outlet are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, reports, proxy statements and other information filed by GE can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which exchange GE's common stock is listed.

            Upon consummation of the Solicitation and the execution of the Supplemental Indenture, Outlet will cease to be subject to the information and the reporting requirements of the Exchange Act. GE expects to continue to make its Exchange Act periodic report filings. Any financial statements provided in such filings made by GE will include financial information of Outlet, presented on a consolidated basis.

            GE has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Guarantee offered hereby. This Consent Solicitation Statement/Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments hereto, including exhibits filed as a part thereof are available for inspection and copying as set forth above. Statements contained in this Consent Solicitation Statement/Prospectus or in any document incorporated in this Consent Solicitation Statement/Prospectus by reference as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract agreement or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference.

            NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GE OR OUTLET OR ANY OTHER PERSON. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES DESCRIBED HEREIN SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GE AND OUTLET SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM, PHILIP D. AMEEN, VICE PRESIDENT, COMPTROLLER AND PRINCIPAL ACCOUNTING OFFICER, GENERAL ELECTRIC COMPANY, 3135 EASTON TURNPIKE, FAIRFIELD, CT 06431-0001, TELEPHONE NUMBER (203) 373-2211. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY ______________, 1996.

            The following documents, which have been filed with the Commission are hereby incorporated herein by reference:

GE's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No.1-35).

       Outlet's Annual Report on Form 10-K for its fiscal year ended
               December 31, 1995 (Commission File No. ____)

            All documents and reports filed by GE and Outlet pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Solicitation shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Consent Solicitation Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

  1

                                  SUMMARY

            The following summary is qualified in its entirety by the detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this Consent Solicitation Statement/Prospectus. See "Incorporation of Certain Documents by
Reference."

THE COMPANIES

            GE (General Electric Company and consolidated affiliates) is one of the largest and most diversified industrial corporations in the world. From the time of GE's incorporation in 1892, GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Through its wholly owned subsidiaries, GE engages in financial services, multiple line property and casualty reinsurance and furnishing network television services. Outlet is a wholly owned subsidiary of NBC, which in turn is an indirect wholly owned subsidiary of GE. NBC's principal businesses are the furnishing within the United States of network television services to affiliated television stations, the production of live and recorded television programs, the operation, under licenses from the Federal Communications Commission (FCC), of television broadcasting stations, the operation of five cable/satellite networks around the world, and invesment and programming activities in multimedia and cable television.

            On February 2, 1996, Outlet was acquired by NBC pursuant to a Merger Agreement dated as of August 2, 1995 (the "Merger Agreement") among OCI, NBC and CO Acquisition Corp., a wholly owned subsidiary of NBC ("Merger Sub"). Pursuant to the Merger Agreement, Outlet, a wholly owned subsidiary of OCI, became a wholly owned subsidiary of NBC, which is a wholly owned subsidiary of GE.

            GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06431-0001 and its telephone number is (203) 373-2211.

            Outlet's principal executive offices are located at 23 Kenney Drive, Cranston, RI 02920 and its telephone number is (401) 455-9200.

THE SOLICITATION

            Outlet is soliciting the Consents of registered holders of the Notes as of the Record Date to the Proposed Amendment. The purpose of the Solicitation and the Proposed Amendment is to eliminate or amend certain restrictive covenants and events of default contained in the Indenture to enable NBC to operate Outlet as a wholly owned subsidiary without the restrictions and limitations contained in such covenants and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE.

            In the event the Proposed Amendment is effected, (i) GE will fully and unconditionally guarantee the due and punctual payment of the principal of and interest on the Amended Notes and (ii) Outlet will pay a Consent Fee to each registered holder of Notes, as of the Record Date, who delivers a valid Consent in favor of the Proposed Amendment prior to the Expiration Date and does not revoke such Consent prior to the Effective Time in an amount in cash equal to $1.00 for each $1,000 principal amount of Notes.

            Holders as of the Record Date who fail to deliver valid Consents or who revoke their Consent prior to the Effective Time will not receive a Consent Fee. See "The Solicitation -- Consent Fee."

   2

PURPOSES AND EFFECTS OF THE SOLICITATION AND GUARANTEE OFFER

            The Solicitation is intended to increase NBC's flexibility to operate Outlet as a wholly owned subsidiary and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE. The Proposed Amendment would (1) eliminate the Maintenance of Property obligations in Section 1005 of the Indenture, the Payment of Taxes and Other Claims obligations in Section 1006 of the Indenture, the Limitation on Transactions with Affiliates in
Section 1007 of the Indenture, the Limitation on Restricted Payments in
Section 1008 of the Indenture, the Limitation on Indebtedness in Section 1009 of the Indenture, the Limitation Concerning Distributions or Transfers by Subsidiaries in Section 1011 of the Indenture, the Limitation on Asset Sales in Section 1012 of the Indenture, the Limitations on Issuance and Sale of Capital Stock of Subsidiaries in Section 1013 of the Indenture and the Restriction on Incurrence of Senior Subordinated Indebtedness in
Section 1014 of the Indenture; (2) amend the reporting requirements in
Section 704 of the Indenture to require that only the reports and other information required to be filed with the Commission under the Exchange Act by Outlet and GE be made available to holders of the Notes; (3) amend the definition of "Events of Default" contained in Section 501 of the Indenture to (i) extend the cure period for defaults under the Indenture (other than payment defaults) from 30 days to 60 days, (ii) eliminate the "cross default" Event of Default, (iii) eliminate the Event of Default relating to the entry against Outlet of a judgment in excess of $1 million or any material nonmonetary judgments which, in any such case, remains unsatisfied or unstayed for a period of 60 days, and (iv) amend the bankruptcy default to eliminate the bankruptcy of Outlet's subsidiaries as an Event of Default and to add the bankruptcy of GE an an Event of Default; and (4) amend the Corporate Existence obligations under Section 1004 of the Indenture to eliminate any obligation to preserve the corporate, partnership or other existence of Outlet's subsidiaries. If the Solicitation is effective, the Proposed Amendment will also add the Guarantee to the Indenture (see "Description of the Guarantee") and make certain other technical or conforming changes to the Indenture that result from the Proposed Amendment and the addition of the Guarantee. TO ENCOURAGE HOLDERS OF NOTES TO PARTICIPATE IN THE SOLICITATION, GE WILL FULLY AND UNCONDITIONALLY GUARANTEE THE AMENDED NOTES PURSUANT TO THE GUARANTEE AND OUTLET WILL PAY THE CONSENT FEE AS DISCUSSED ABOVE. See "The Proposed Amendment."

            The Notes were issued on July 8, 1993. At that time, the Notes were rated CCC- and B3 by Standard and Poor's Corporation ("S&P") and Moody's Investors Service, Inc. ("Moody's"), respectively. After Outlet was acquired by NBC on February 2, 1996, (i) S&P raised its rating on the Notes from B- to AAA. THE NOTES ARE NOT CURRENTLY GUARANTEED BY GE.

            Upon receipt of the Requisite Consents and execution and delivery of the Supplemental Indenture, the Proposed Amendment will become effective, and each Note will be deemed amended thereby and will be governed by the Indenture as amended by the Supplemental Indenture. Thereafter, all current holders of the Notes, including non-consenting holders, and all subsequent holders of Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee.

CERTAIN CONSIDERATIONS RELATING TO THE PROPOSED AMENDMENT

            Set forth below are certain considerations in voting for or against the Proposed Amendment. The list is not all inclusive and there may be additional advantages or disadvantages in voting for the Proposed Amendment not set forth below.

            Certain advantages in voting for the Proposed Amendment:

   3

            * If the Proposed Amendment is adopted, GE will fully and unconditionally guarantee the Notes as amended.

            * If the Proposed Amendment is adopted, consenting Noteholders will receive a Consent Fee. Noteholders voting against the Proposed Amendment or not voting at all will not receive the Consent Fee.

            A Consideration for voting against the Proposed Amendment:

            * If the Proposed Amendment is not approved, the existing covenants and defaults will remain in effect and the Notes will be subject to the existing restrictive covenants and defaults.

REQUISITE CONSENTS

            Adoption of the Proposed Amendment requires the receipt of the Requisite Consents, consisting of the Consent of the registered holders of Notes, as of the Record Date, of a majority in aggregate principal amount of the Notes outstanding and not owned by Outlet or any of its Affiliates. As of the date of this Consent Solicitation Statement/Prospectus, $60,000,000 of Notes were outstanding and none was held by Outlet or its Affiliates.

            The failure of a holder of Notes to deliver a Consent
(including any failures resulting from broker non-votes) will have the same effect as if such holder had voted "Against" the Proposed Amendment. See "The Solicitation --Requisite Consents."

EXPIRATION DATE AND EFFECTIVE TIME; EXTENSIONS

            The term "Expiration Date" means 5:00 p.m., New York time, on ________, 1996, unless Outlet, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. Outlet reserves the right to extend the Solicitation at any time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Trustee no later than 9:00 a.m., New York time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered holders of the Notes as of the Record Date). Such announcement or notice may state that Outlet is extending the Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York time, on the date on which the Requisite Consents have been received.

            Consents will be irrevocable at the Effective Time (the time that GE, Outlet and the Trustee execute the Supplemental Indenture, which will not be prior to the Expiration Date). See "The Solicitation -- Revocation of Consents." Subject to the satisfaction of certain conditions (see "The Solicitation -- Conditions of the Solicitation"), promptly after the Expiration Date, GE, Outlet and the Trustee will execute the Supplemental Indenture, which will be effective upon its execution. Thereafter, all current holders of the Notes, including non-consenting holders, and all subsequent holders of the Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee. See "The Proposed Amendment" and "Description of the Guarantee."

CONSENT FEE

            Registered holders of Notes as of the Record Date whose properly executed Consents are received prior to the Expiration Date and not revoked prior to the Effective Time will be eligible to receive the Consent Fee. The Consent Fee will be $1.00 in cash for each $1,000 in principal amount of Notes with respect to which a Consent is received and not revoked prior to the Effective Time. ONLY HOLDERS OF NOTES AS OF THE RECORD DATE WHO TIMELY CONSENT WITHOUT REVOCATION TO THE PROPOSED AMENDMENT WILL BE ELIGIBLE TO RECEIVE THE CONSENT FEE. ANY SUBSEQUENT TRANSFEREES OF SUCH HOLDERS AND ANY HOLDERS OF NOTES AS OF THE RECORD DATE WHO DO NOT TIMELY CONSENT TO THE PROPOSED AMENDMENT (AND THEIR TRANSFEREES) WILL NOT BE ELIGIBLE TO RECEIVE THE CONSENT FEE EVEN THOUGH THE PROPOSED AMENDMENT, IF APPROVED THROUGH THE RECEIPT OF THE REQUISITE CONSENTS, WILL BE BINDING ON THEM. In the event the Requisite Consents are obtained and the Proposed Amendment is effected, all holders of Notes, whether or not they delivered Consents, will receive the benefit of the Guarantee.

            Outlet's obligation to pay the Consent Fee is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indenture and effectiveness of the Proposed Amendment.

   4

CONSENT PROCEDURES

            Only those persons who are registered holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder of such Notes (e.g., a beneficial holder whose Notes are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered holder either (i) to execute a Consent and deliver it to Outlet on such beneficial owner's behalf or to such beneficial owner for forwarding to Outlet by such beneficial owner or (ii) to forward a duly executed proxy from the registered holder authorizing the beneficial holder to execute and deliver a Consent with respect to the Notes on behalf of such registered holder. A form of proxy that may be used for such purpose is included in the Consent. For purposes of this Consent Solicitation Statement/Prospectus, (i) the term "record holder" or "registered holder" shall be deemed to include DTC Participants and (ii) DTC has authorized DTC Participants to execute Consents as if they were registered holders.

            Giving a Consent will not affect a registered holder's right to sell or transfer the Notes. All Consents received and not revoked prior to the Effective Time will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the registered holder of such Notes as of the Record Date revokes such Consent prior to the Effective Time by following the procedures set forth under "Revocation of Consents" below.

            HOLDERS OF NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY THE EFFECTIVE TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO OUTLET AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO OUTLET, NOT TO GE OR THE TRUSTEE. HOWEVER, OUTLET RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY GE OR THE TRUSTEE.

            UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE, OUTLET WILL PROVIDE FOR THE EXCHANGE OF NOTES FOR AMENDED NOTES ENDORSED WITH THE GUARANTEE.

            REGISTERED HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT THIS
TIME.

            The registered ownership of Notes as of the Record Date shall be proved by the Trustee, as registrar of the Notes. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by Outlet in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and of ownership. Outlet reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of Outlet or its counsel, be unlawful. None of GE or Outlet or any of their affiliates, the Trustee or any other person shall be under any duty to give any notification of any defects or irregularities in connection with deliveries of particular Consents, nor shall any of them incur any liability for failure to give such notification.

REVOCATION OF CONSENTS

            Prior to the Effective Time and notwithstanding any transfer of the Notes to which such Consent relates, any registered holder of Notes as of the Record Date may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A registered holder of Notes as of the Record Date desiring to revoke a Consent must, prior to the Effective Time, deliver to Outlet at the address set forth on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against," different from that set forth on the Consent as to which the revocation is being given) containing the name of such registered holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such registered holder. See "The Solicitation -- Revocation of Consents."

   5

CONDITIONS OF THE SOLICITATION

            Consents will be irrevocable at the Effective Time, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions described below, promptly after the Expiration Date, the Trustee, Outlet and GE will execute the Supplemental Indenture, which will be effective upon its execution. Execution of the Supplemental Indenture is conditioned upon (i) the receipt of the Requisite Consents and (ii) at the election of Outlet, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendment, the entering into of the Supplemental Indenture or the payment of the Consent Fees or question the legality or validity thereof. The Solicitation may be abandoned by Outlet at any time prior to the execution of the Supplemental Indenture, for any reason, in which case all Consents will be voided and the Guarantee will not be issued and the Consent Fee will not be paid.

FEDERAL INCOME TAX CONSEQUENCES

            GE and Outlet intend to take the position that the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee will not result in a deemed exchange of the Notes for federal income tax purposes. In that event, except for the payment of the Consent Fee, the transactions contemplated by the Consent Solicitation would not result in any federal income tax consequences to a holder of the Notes. GE and Outlet further intend to treat the Consent Fee as a fee paid to holders that grant Consents pursuant to the Consent Solicitation. Consistent with that treatment, a holder would recognize ordinary income equal to the amount of cash received.

            Should the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee be deemed an exchange of the Notes for federal income tax purposes, then the Notes would be deemed exchanged for new notes ("New Notes"). If the Notes and the New Notes constitute securities (the determination of "security" status is generally made by reference to the term of the debt (i.e, the original term for the Notes and the remaining term for the New Notes) with debt instruments with a term of ten years or more being treated as securities, and with debt instruments with terms of less than five years generally not being treated as securities) of Outlet for federal income tax purposes, then a holder would recognize no gain or loss (except as noted below) as a result of the transaction contemplated by the Consent Solicitation. If, as is expected, the New Notes were not considered securities of Outlet for federal income tax purposes, a holder would recognize gain or loss in the amount equal to the difference between the trading price on the date of the deemed exchange of the New Notes and the holder's adjusted tax basis in the Notes deemed exchanged. Furthermore, if holders were treated as exchanging their Notes for New Notes for federal tax purposes, the Consent Fee may be treated as additional consideration received in such exchange.

            Because of the absence of final Treasury Regulations, no opinion is expressed by counsel to GE and Outlet as to whether the Proposed Amendment and the Guarantee and the payment of the Consent Fee result in a deemed exchange for federal tax purposes. In addition, because of the lack of direct authority concerning the issue, no opinion is expressed as to the federal income tax consequences of the receipt of the Consent Fee.
Further, no ruling has been requested from the Internal Revenue Service regarding the tax consequences of the Proposed Amendment and the Guarantee and payment of the Consent Fee. No assurance can be given that the positions intended to be taken by GE and Outlet described above will be accepted by the Internal Revenue Service.

            For a summary of the material United States Federal income tax consequences to holders of the Notes of the Proposed Amendment and the Guarantee, see "Certain Federal Income Tax Consequences."

   6

NO SOLICITING AGENT

            Neither Outlet nor GE will pay or give directly or indirectly any commission or other remuneration to any soliciting agent or other person in connection with the Solicitation. Outlet and GE will solicit Consents and will attempt to respond to inquiries of holders of Notes.

            Requests for additional copies of this Consent Solicitation Statement/Prospectus or the form of Consent may be directed to Outlet at its address and telephone number set forth on the last page of this Consent Solicitation Statement/Prospectus.

CURRENT MARKET FOR THE NOTES

            The Notes have been registered under the Securities Act but are not listed on any exchange. Prices for the Notes are determined in the marketplace and may be influenced by many factors, including the breadth and liquidity of their market, investor perception of the financial condition and business prospects of GE and Outlet, the level of interest rates and general market conditions.

CHANGE OF CONTROL OFFER

            On March 2, 1996, pursuant to the Change of Control Offer and in accordance with the Indenture, Outlet commenced an offer to repurchase each registered holder's Notes in whole, or in part in integral multiples of $1,000, in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date specified in the Change of Control Offer. The Change of Control Expiry Date is 5:00 P.M., New York time, on April 1, 1996, unless the Change of Control Offer is extended in accordance with its terms.

   7

                               INTRODUCTION

            This Consent Solicitation Statement/Prospectus constitutes (i) a Prospectus of GE with respect to the Guarantee to be issued in the event the Proposed Amendment is effected and (ii) the Solicitation Statement of Outlet with respect to the Solicitation. This Consent Solicitation Statement/Prospectus is first being mailed on or about ____________, 1996 to registered holders of the Notes as of the Record Date.

                               THE COMPANIES

GENERAL ELECTRIC COMPANY

            GE is one of the largest and most diversified industrial corporations in the world. From the time of its incorporation in 1892, it has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Over the years, development and application of related and new technologies have broadened considerably the scope of the activities of GE and its affiliates. GE's products include, but are not limited to, lamps and other lighting products; major appliances for the home; industrial automation products and components; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear reactors; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; materials, including engineered plastics, silicones and cutting materials; and a wide variety of high technology products, including products used in medical diagnostic applications.

            GE also offers a broad variety of services including product support services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through GE Capital Services ("GECS") and its two principal subsidiaries, GE engages in a broad spectrum of financial services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, annuity and mutual fund sales, specialty insurance and reinsurance. Other services offered include U.S. satellite communications furnished by GE Americom. Another wholly owned subsidiary, NBC, is engaged principally in furnishing network television services to affiliated television stations, in producing live and recorded television programs, in operating, under licenses from the FCC, television broadcasting stations, in operating five cable/satellite networks around the world and in investing and programming activities in multi-media and cable television. GE also licenses patents and provides technical know-how related to products it developed, but such activities are not material to GE.

            In November 1994, GE and GECS elected to terminate the operations of Kidder, Peabody by initiating an orderly liquidation of its assets and liabilities. As part of the liquidation plan, GECS received securities of Paine Webber Group Inc. in exchange for certain broker-dealer assets and operations. Principal activities that were discontinued include securities underwriting, sales and trading of equity and fixed income securities, financial futures activities, advisory services for mergers and acquisitions and other corporate finance matters, research services and asset management. GE's Aerospace business segment, its subsidiary GE Government Services, Inc., and a component of GE that operated Knolls Atomic Power Laboratory under contract with the U.S. Department of Energy (together, "GE Aerospace") were transferred on April 2, 1993, to a new company controlled by the shareholders of Martin Marietta Corporation (a predecessor company of Lockheed Martin, Inc.). The businesses transferred provided high-technology products and services such as automated test systems, electronics, avionic systems, computer software, armament systems, military vehicle equipment, missile system components, simulation systems, spacecraft, communication systems, radar, sonar and systems integration, and a variety of specialized services for government customers. Kidder, Peabody and GE Aerospace have been classified as discontinued operations in the financial statements of GE.

            GE has substantial export sales from the United States. In addition, GE has majority and minority or other joint venture interests in a number of non-U.S. companies engaged primarily in manufacturing and distributing products and providing nonfinancial services similar to those sold within the United States. GECS' financial services operations outside of the United States have expanded considerably over the past several years.

            GE was incorporated in the State of New York in 1892. Its principal executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431, telephone number (203) 373-2211.

   8

OUTLET

            Outlet is a wholly owned subsidiary of OCI. The operations of Outlet, a television broadcasting company, consist of three owned television stations along and one television station for which Outlet supplies programming under a time brokerage agreement. The owned stations include two NBC network-affiliated VHF television stations and one NBC network-affiliated UHF television station. Outlet has also entered into an agreement to supply programming under a time brokerage agreement with the permittee of a station still under construction in New Bedford, Massachusetts, WLWC(TV) (formerly WFDC(TV). The two VHF television stations are WJAR(TV), Providence, Rhode Island, which serves the Providence-New Bedford market area and WCMH(TV), which is located in Columbus, Ohio and serves that market. The owned UHF television station is WNCN(TV), Goldsboro, North Carolina which has studios and offices located in Raleigh, North Carolina and broadcasts in the Raleigh-Durham (Fayetteville, Goldsboro and Rocky Mount), North Carolina market area. Outlet acquired WNCN(TV) on August 10, 1994.

            Since April 18, 1994, Outlet has also provided programming to UHF television station WWHO(TV), Chillicothe, Ohio, under a time brokerage agreement with that station's licensee. Outlet serves as a broker for the sale of that station's advertising time and provides it with certain programming and operating capabilities. In return, Outlet retains a substantial percentage of WWHO(TV)'s net operating income to the extent that it exceeds cumulative net operating losses. This station is an affiliate of The WB Television Network. By letters dated March 7, 1996, the Licensee of WWHO(TV) and the permittee of WLWC(TV), which are under common ownership, purported to terminate the two time brokerage agreements referred to above on the basis of claims that Outlet had breached the agreements. By letters dated March 11, 1996, Outlet advised the licensee of WWHO(TV) and the permittee of WLWC(TV) that Outlet had not breached the agreements, that the termination letters dated March 7 were therefore ineffective, and that the agreements remain in full force and effect. This dispute remains unresolved.

            Pursuant to the Merger Agreement, Outlet, a wholly owned subsidiary of OCI, became a wholly owned subsidiary of NBC, which is a wholly owned subsidiary of GE.

            Outlet's principal executive offices are located at 23 Kenney Drive, Cranston, RI 02920 and its telephone number is (401) 455-9200.

                          THE PROPOSED AMENDMENT

            The Solicitation is intended to increase NBC's flexibility to operate Outlet as a wholly owned subsidiary and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE. The Proposed Amendment would (1) eliminate the Maintenance of Property obligations in Section 1005 of the Indenture, the Payment of Taxes and Other Claims obligations in Section 1006 of the Indenture, the Limitation on Transactions with Affiliates in
Section 1007 of the Indenture, the Limitation on Restricted Payments in
Section 1008 of the Indenture, the Limitation on Indebtedness in Section 1009 of the Indenture, the Limitation Concerning Distributions or Transfers by Subsidiaries in Section 1011 of the Indenture, the Limitation on Asset Sales in Section 1012 of the Indenture, the Limitations on Issuance and Sale of Capital Stock of Subsidiaries in Section 1013 of the Indenture and the Restriction on Incurrence of Senior Subordinated Indebtedness in
Section 1014 of the Indenture; (2) amend the reporting requirements in
Section 704 of the Indenture to require that only the reports and other information required to be filed with the Commission under the Exchange Act by Outlet and GE be made available to holders of the Notes; (3) amend the definition of "Events of Default" contained in Section 501 of the Indenture to (i) extend the cure period for defaults under the Indenture (other than payment defaults) from 30 days to 60 days, (ii) eliminate the "cross default" Event of Default, and (iii) eliminate the Event of Default relating to the entry against Outlet of a judgment in excess of $1 million or any material nonmonetary judgments which, in any such case, remains unsatisfied or unstayed for a period of 60 days; and (4) amend the Corporate Existence obligations under Section 1004 of the Indenture to eliminate any obligation to preserve the corporate, partnership or other existence of Outlet's subsidiaries. If the Solicitation is effective, the Proposed Amendment will also add the Guarantee to the Indenture (see "Description of the Guarantee") and make certain other technical or conforming changes to the Indenture that result from the Proposed Amendment and the addition of the Guarantee. TO ENCOURAGE HOLDERS OF NOTES TO PARTICIPATE IN THE SOLICITATION, GE WILL FULLY AND UNCONDITIONALLY GUARANTEE THE AMENDED NOTES PURSUANT TO THE GUARANTEE AND OUTLET WILL PAY THE CONSENT FEE AS DISCUSSED ABOVE.

            The text of the preceding Sections of the Indenture is attached to this Consent Solicitation Statement/Prospectus as Appendix I. In the event the Proposed Amendment is effected, GE will fully and unconditionally guarantee the

   9

due and punctual payment of the principal of and interest on the Amended Notes. The text of the Guarantee, which will be set forth in the Supplemental Indenture, is attached to this Consent Solicitation
Statement/Prospectus as Appendix II.

            THE FOLLOWING STATEMENTS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF CERTAIN PROVISIONS OF THE INDENTURE, OR THE PROPOSED AMENDMENT, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE INDENTURE AND THE PROPOSED AMENDMENT.

            Unless otherwise defined, capitalized terms used in the following descriptions of current Indenture provisions are used as defined in the Indenture and capitalized terms used in the following descriptions of proposed Indenture provisions are used as defined in the Supplemental Indenture.

COVENANTS RELATING TO EVENTS OF DEFAULT AND ACCELERATION

            Current Provision

            Sections 501 and 502 of the Indenture currently define Events of Default and remedies in respect thereof. Each of the following is an Event of Default under the Indenture: (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of the Indenture; (2) failure to pay principal or premium, if any, on any Note at its maturity, upon repurchase, redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of the Indenture; (3) failure by Outlet to perform or comply with any covenant, agreement or warranty in the Indenture (other than the obligations specified in clauses ( 1) and (2) above) and continuance of such default or breach for a period of 30 days after written notice thereof has been given to Outlet by the Trustee or to Outlet and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes, except in certain circumstances with respect to a covenant as to the maintenance of certain property; (4) indebtedness of Outlet (other than the Notes) or any subsidiary of Outlet is not paid when due within the applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated debt exceeds $3 million; (5) the entry by a court of competent jurisdiction of one or more judgments, decrees or orders against Outlet or any of its subsidiaries in an aggregate amount in excess of $1 million or of any material nonmonetary judgments, decrees or orders against Outlet or any of its subsidiaries which remain unsatisfied or unstayed for a period of 60 days; (6) the entry of a decree or order for relief in respect of Outlet or any of its subsidiaries by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or any such subsidiary or of any substantial part of the property of Outlet or any such subsidiary, or ordering, the winding up or liquidation of the affairs of Outlet or any such subsidiary, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service of such decree or order; or (7) the commencement by Outlet or any of its subsidiaries of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or any such subsidiary or of any substantial part of the property of Outlet or any such subsidiary, or the making by Outlet or any such subsidiary of an assignment for the benefit of creditors, or the failure of Outlet or any such subsidiary to pay its debts generally as they become due, or the taking, of measures by Outlet or any such subsidiary in furtherance of any such action. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in clauses (6) and (7) above), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then outstanding to be due and payable immediately, by a notice in writing to Outlet (and to the Trustee if given by the holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary, but subject to the provisions limiting payment described in the Indenture.

   10

            Upon the occurrence of an Event of Default of the type described in clauses (6) and (7) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable, subject to prior payment in full of all senior indebtedness, without any declaration or other action on the part of the Trustee or any holder of Notes. With certain exceptions, the holders of a majority in principal amount of the Notes may by notice to the Trustee rescind and annul an acceleration and waive any existing Default.

            Proposed Amendment

            If the Requisite Consents are obtained, the provisions relating to Events of Default and Acceleration will be amended and replaced in their entirety. Such new provisions will provide that each of the following will constitute an Event of Default under the Indenture: (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of the Indenture; (2) failure to pay principal or premium, if any, on any Note at its maturity, upon repurchase, redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of the Indenture; (3) failure by Outlet or GE to perform or comply with any covenant, agreement or warranty in the Indenture (other than the obligations specified in clauses
(1) and (2) above) and continuance of such default or breach for a period of 60 days after written notice thereof has been given to Outlet by the Trustee or to Outlet and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes; (4) the entry of a decree or order for relief in respect of Outlet or GE by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or GE or of any substantial part of the property of Outlet or GE, or ordering, the winding up or liquidation of the affairs of Outlet or GE, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service of such decree or order; or (5) the commencement by Outlet or GE of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or GE or of any substantial part of the property of Outlet or GE, or the making by Outlet or GE of an assignment for the benefit of creditors, or the failure of Outlet or GE to pay its debts generally as they become due, or the taking of measures by Outlet or GE in furtherance of any such action. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in clauses (4) and (5) above), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then outstanding to be due and payable immediately, by a notice in writing to Outlet and GE (and to the Trustee if given by the holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary, but subject to the provisions limiting payment described in the Indenture.

            Upon the occurrence of an Event of Default of the type described in clauses (4) and (5) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable, subject to prior payment in full of all senior indebtedness, without any declaration or other action on the part of the Trustee or any holder of Notes. With certain exceptions, the holders of a majority in principal amount of the Notes may by notice to the Trustee rescind and annul an acceleration and waive any existing Default.

COVENANT RELATING TO COMMISSION REPORTS

            Current Provision

            Section 704 of the Indenture currently requires that Outlet file with the Trustee and provide, or cause the Trustee to provide, to all of the holders of Notes, within 15 days after it files them with the Commission, copies of its annual reports, quarterly reports and other information, documents and reports ("reports") which Outlet or any of its subsidiaries is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act. If, in the event Outlet is not required to file any such reports with the Commission, Outlet is required

   11

to file with the Trustee and provide, or cause the Trustee to provide, to the holders of Notes within 15 days after the time such reports would have been required to be filed with the Commission, such reports as Outlet or any such Subsidiary would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act if Outlet were subject to the reporting requirements of such Sections.

            Proposed Amendment

            If the Requisite Consents are obtained, the covenant relating to providing Commission reports will be amended to require that Outlet file with the Trustee and provide, or cause the Trustee to provide, to all of the holders of Notes, within 15 days after Outlet or GE files them with the Commission, copies of all reports which Outlet or GE is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act.

COVENANT RELATING TO CERTAIN MERGERS

            Current Provisions

            Section 801 of the Indenture currently provides that Outlet shall not, and shall not permit any subsidiary to, enter into any transaction or series of transactions, consolidate or merge with or into any other entity (other than the merger of a wholly owned subsidiary of Outlet with another wholly owned subsidiary of Outlet or the merger of a wholly owned subsidiary into Outlet), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for Outlet and its subsidiaries taken as a whole), unless: (1) either (a) Outlet shall be the continuing corporation or (b) the entity (if other than Outlet) formed by such consolidation or into which Outlet is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of Outlet as an entirety shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and all other obligations of Outlet pursuant to the Indenture; (2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and (3) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transactions or series of transactions on a pro forma basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), Outlet or the surviving entity, as the case may be, shall have a Consolidated Net Worth (as defined in the Indenture) equal to or greater than the Consolidated Net Worth of Outlet immediately prior to such transaction.

            Proposed Amendment

            If the Requisite Consents are obtained, the covenants relating to permissible mergers involving Outlet will be deleted in its entirety and a new covenant inserted instead. Such new covenant will provide that neither Outlet nor GE will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless (i) either Outlet or GE, as the case may be, is the continuing corporation or the successor corporation assumes by supplemental indenture all the obligations of either Outlet or GE, as the case may be, relating to the Amended Notes, the Guarantee and the Indenture and (ii) immediately after the transaction no default exists.

COVENANT RELATING TO CORPORATE EXISTENCE

            Current Provisions

            Section 1004 of the Indenture currently provides that, subject to Article Eight of the Indenture, Outlet shall do or cause to be done all things

   12

necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its subsidiaries, in accordance with their respective organizational documents and its (and its subsidiaries') rights (charter and statutory), licenses and franchises; PROVIDED, HOWEVER, that Outlet shall not be required to preserve any such right, license or franchise if the Board of Directors of Outlet shall determine that the preservation thereof is no longer desirable in the conduct of the business of Outlet and its subsidiaries taken as whole and the loss thereof is not disadvantageous in any material respect to the holders of Notes.

            Proposed Amendment

            If the Requisite Consents are obtained, the provisions of
Section 1004 will be amended and replaced in their entirety. Such new provisions will provide that, subject to Article Eight of the Indenture, Outlet shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents (as the same may be amended from time to time) and its rights (character and statutory), licenses and franchises; PROVIDED, HOWEVER, that Outlet shall not be required to preserve any such right, license or franchise if the Board of Directors of Outlet shall determine that the preservation thereof is no longer desirable in the conduct of the business of Outlet and its subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the holders of Notes.

COVENANT RELATING TO MAINTENANCE OF PROPERTY

            Current Provisions

            Section 1005 of the Indenture currently provides that Outlet shall cause all Property (as defined in the Indenture) used or useful in the conduct of its business or the business of any of its subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Outlet may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in such Section shall prevent Outlet from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of the Board of Directors of Outlet, desirable in the conduct of the business of Outlet and its subsidiaries and not disadvantageous in any material respect to the holders of Notes.

            Proposed Amendment

            If the Requisite Consents are obtained, the Covenant relating to Maintenance of Property will be deleted in its entirety.

COVENANT RELATING TO PAYMENT OF TAXES AND OTHER CLAIMS

            Current Provisions

            Section 1006 of the Indenture currently provides that Outlet shall, and shall cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(1) all taxes, assessments and governmental charges levied or imposed upon Outlet or any of its subsidiaries or upon the income, profits or property of Outlet or any of its subsidiaries and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Outlet or the property of any of its subsidiaries; PROVIDED, HOWEVER, that Outlet and its subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

            Proposed Amendment

            If the Requisite Consents are obtained, the Covenant relating to Payment of Taxes and Other Claims will be deleted in its entirety.

   13

COVENANT RELATING TO LIMITATION ON TRANSACTIONS WITH AFFILIATES

            Current Provisions

            Section 1007 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any affiliate of Outlet unless (i) such transaction or series of transactions is pursuant to a contractual obligation which was incurred prior to the date of the initial issuance of the Notes (the "Issue Date") or (ii) such transaction or series of transactions (A) is on terms that are no less favorable to Outlet or such subsidiary, as the case may be, than would be available in a comparable transaction on an arm's length basis with an unrelated third party, and (B) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $1 million, Outlet delivers an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (ii) (A) above and such transaction or series of transactions was approved by a majority of the independent members of the Board of Directors of Outlet, provided, however, that this covenant shall not limit, or be applicable to, any transaction or series of related transactions between Outlet and any subsidiary or between subsidiaries, and provided, further, that no member of the Board of Directors shall lose his or her status as an "independent" member for purposes of this covenant solely by virtue of his or her nomination to the Board of Directors pursuant to the Stockholders Agreement by an interested party, unless such member of the Board of Directors is an officer, director, employee or partner of, or is otherwise affiliated with, such interested party.

            Proposed Amendment

            If the Requisite Consents are obtained, the Covenant relating to Limitation on Transactions with Affiliates will be deleted in its entirety.

COVENANTS RELATING TO LIMITATION ON RESTRICTED PAYMENTS, LIMITATIONS ON INDEBTEDNESS AND RESTRICTION ON INCURRENCE OF SENIOR SUBORDINATED
INDEBTEDNESS

            Current Provisions

            Section 1008 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value any capital stock of Outlet or any affiliate of Outlet, other than the declaration or payment of dividends from a subsidiary to Outlet or dividends payable solely in the capital stock (other than redeemable capital stock) of Outlet or such affiliate, as the case may be, (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, debt of Outlet or any subsidiary which is subordinated in right of payment to the Notes whether pursuant to its terms or by operation of law, or (iii) make any investment (other than Permitted Investments and investments in its wholly owned subsidiaries) in any person (such payments and investments described in clauses (i), (ii) and (iii), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, to be determined by the Board of Directors of Outlet, whose determination shall be conclusive and evidenced by a board resolution), (a) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, (b) Outlet could incur at least $1.00 of debt under clause (c) of the definition of Permitted Indebtedness under the Indenture, and (c) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of (A) the remainder of (x) 100% of EBITDA (as defined in the Indenture) of Outlet accrued during the period (treated as one accounting period) beginning on the last day of the fiscal quarter of Outlet immediately preceding the Issue Date and ending on the last day of Outlet's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or if such EBITDA shall be a deficit, less 100% of such deficit), minus (y) the product of 1.7 times the cumulative Consolidated Interest Expense (as defined in the Indenture) during such period, plus (B) an amount equal to the aggregate net cash proceeds received by Outlet from the issuance or sale (other than to an

   14

affiliate of Outlet) of its capital stock (excluding redeemable capital stock, but including capital stock issued upon conversion of convertible debt and from the exercise of options, warrants or rights to purchase capital stock (other than redeemable capital stock) of Outlet); provided, however, that the foregoing provisions will not prevent the payment of any dividend within 60 days after the date of its declaration if at the date of its declaration such payment would be permitted by such provisions.

            For purposes of the prior paragraph, "Permitted Investments" means: (a) U.S. Government Obligations or certificates of deposit or Eurodollar deposits in commercial banks having capital and surplus of not less than $500 million having a maturity of one year or less; (b) commercial paper issued by an issuer rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Services, Inc.; and (c) other investments that do not exceed $2 million at any time outstanding.

            Section 1009 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur any indebtedness (including acquired debt) other than Permitted Indebtedness. "Permitted Indebtedness" means: (a) indebtedness outstanding at any time under Outlet's senior bank credit agreement (or any successor bank credit facility) not to exceed $30 million aggregate principal amount and all accrued interest, fees and other expenses thereunder; (b) indebtedness represented by the Notes; (c) indebtedness incurred if, immediately after giving effect to the incurrence of such indebtedness and the receipt and application of the proceeds thereof, the Debt-to-Cash-Flow Ratio (as defined in the Indenture) would not exceed 6.5 to 1; (d) indebtedness owned by any wholly owned subsidiary to Outlet or owed by Outlet to any wholly owned subsidiary of Outlet (provided that such indebtedness is at all times held by a person which is a wholly owned subsidiary of Outlet), and provided further that upon either (x) the transfer or other disposition by such wholly owned subsidiary or Outlet of any indebtedness so permitted to a person other than Outlet or another wholly owned subsidiary of Outlet or (y) the sale, lease, transfer or other disposition of shares of capital stock (including by consolidation or merger) of such wholly owned subsidiary to a person other than Outlet or another wholly owned subsidiary, the provisions of this clause (d) shall no longer be applicable to such indebtedness and such indebtedness shall be deemed to have been incurred at the time of any such transfer or other disposition or the sale, lease, transfer or other disposition of such capital stock; (e) purchase money indebtedness and capital lease obligations whose Attributable Value (as defined in the Indenture) will not exceed $5 million at any one time outstanding; (f) indebtedness arising under interest rate protection agreements; (g) indebtedness incurred in connection with a repurchase of the Notes pursuant to a Change of Control (as defined in the Indenture), provided that the principal amount of such indebtedness does not exceed 101% of the principal amount of the Notes repurchased, and such indebtedness (x) has an average life to stated maturity equal to or greater than the remaining average life to maturity of the Notes, and (y) does not mature prior to the stated maturity of the Notes; (h) Any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness incurred pursuant to preceding clauses
(a), (b), (c) and (e), above, and (i), below, provided that such renewal, extension, substitution, refunding, refinancing or replacement does not
(x) result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby, (y) reduce the average life to stated maturity of such indebtedness, or (z) reduce the stated maturity of such indebtedness, and provided, further, that subordinated indebtedness must be renewed, extended, substituted, refinanced or replaced with equally subordinated indebtedness; and (i) indebtedness not otherwise permitted to be incurred pursuant to clauses (a) through (h) above, which, together with any other outstanding indebtedness incurred pursuant to this clause (i), has an aggregate principal amount not in excess of $5 million at any one time outstanding.

            Section 1014 of the Indenture currently provides that Outlet will not incur any indebtedness which is subordinate to or junior in right of payment to senior indebtedness and senior in right of payment to the Notes.

            Proposed Amendment

            If the Requisite Consents are obtained the covenants relating to Limitation on Restricted Payments, Limitation on Indebtedness and Restriction on Incurrence of Senior Subordinated Indebtedness will be deleted in their entirety.

COVENANT RELATING TO LIMITATION CONCERNING DISTRIBUTIONS OR TRANSFERS BY SUBSIDIARIES

            Current Provisions

   15

            Section 1011 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, cause or suffer to exist or become effective, or enter into any agreement with any person that would cause to become effective, any consensual encumbrance or restriction of any kind on the ability of any subsidiary of Outlet to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its capital stock, (b) pay any debt owed to Outlet or any subsidiary of Outlet, (c) make loans or advances to Outlet or any subsidiary of Outlet, or (d) transfer any of its property or assets to Outlet or any subsidiary of Outlet, except for encumbrances or restrictions in existence as of the Issue Date.

            Proposed Amendment

            If the Requisite Consents are obtained, the covenant relating to Limitation Concerning Distributions or Transfers By Subsidiaries will be deleted in its entirety.

COVENANT RELATING TO LIMITATION ON ASSET SALES

            Current Provisions

            Section 1012 of the Indenture currently provides that Outlet shall not, and shall not permit any subsidiary to, directly or indirectly, make any Asset Sale (as defined in the Indenture) unless (i) Outlet or such subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors) of the shares or assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of cash or cash equivalents. Within 270 days after any Asset Sale, Outlet or such subsidiary, as the case may be, may apply the net cash proceeds from such Asset Sale to (x) an investment in properties and assets (in the same line of business) that replaces the properties and assets that were the subject of such Asset Sale or (y) a permanent reduction in the amount of debt outstanding, under Outlet's senior bank credit agreement. Any net cash proceeds from any Asset Sale (after paying or providing for the payment of taxes payable on account of such Asset Sale) that are not used as provided in the preceding sentence constitute "Excess Proceeds."

            When the aggregate amount of Excess Proceeds exceeds $5 million, Outlet shall make an offer to purchase, from all holders of the Notes, an aggregate principal amount of Notes equal to the Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued interest, if any, to the purchase date, in accordance with the procedures to be set forth in the Indenture. Upon completion of such offers to purchase, the amount of Excess Proceeds shall be reset to zero.

            Proposed Amendment

            If the Requisite Consents are obtained, the covenant relating to Limitation on Asset Sales will be deleted in its entirety.

COVENANT RELATING TO LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES

            Current Provisions

            Section 1013 of the Indenture currently provides that Outlet
(i) shall not permit any subsidiary to issue any stock (other than to Outlet or a wholly owned subsidiary of Outlet) and (ii) shall not permit any person (other than Outlet or a wholly owned subsidiary of Outlet) to own any capital stock of any subsidiary of Outlet (other than directors' qualifying shares), except for a sale of 100% of the capital stock of a subsidiary, effected in accordance with the "Limitation on Asset Sales" described above.

            Proposed Amendment

            If the Requisite Consents are obtained, the covenant relating to Limitation on Issuance and Sale of Capital Stock of Subsidiaries will be deleted in its entirety.

   16

OTHER PROVISIONS OF THE INDENTURE

            Certain other provisions of the Indenture may be amended to make technical and conforming changes resulting from the Proposed Amendment and the addition of the Guarantee.

                       DESCRIPTION OF THE GUARANTEE

            The text of the Guarantee, which will be set forth in the Supplemental Indenture, is attached to this Consent Solicitation Statement/Prospectus as Annex II. GE reserves the right, however, to amend, modify or otherwise supplement the text of the Guarantee so long as any such amendment, modification or supplement does not have an adverse effect on the holders of the Amended Notes.

            THE GUARANTEE WILL BE A DIRECT UNSECURED, UNSUBORDINATED, FULL AND UNCONDITIONAL GUARANTEE BY GE of the due and punctual payment of the principal of, premium, if any, and interest on the Amended Notes. The Guarantee will rank equally in right of payment with all direct, unsecured and unsubordinated indebtedness (including guarantees of the indebtedness of others) of GE. At December 31, 1995, GE had approximately $260 million of secured indebtedness consisting of industrial development/pollution control bonds. All other indebtedness of approximately $115 billion is unsecured and, therefore, has equal ranking to the Guarantee. Neither the Guarantee nor the Indenture will restrict GE's ability to create indebtedness ranking senior to the Guarantee. See "Capitalization."

            As of the date of this Consent Solicitation
Statement/Prospectus, the senior long-term indebtedness of GE was rated AAA and Aaa by Standard & Poor's Corporation and Moody's Investors Service, Inc., respectively. Neither the Guarantee nor the Indenture will restrict GE's ability to incur secured or unsecured indebtedness or to engage in any other transaction that could cause such ratings to be reduced.

   17

                SELECTED CONSOLIDATED FINANCIAL INFORMATION

            The following table sets forth selected consolidated financial information for GE, which has been derived from GE's consolidated financial statements.

            The following selected financial information should be read in conjunction with the Consolidated Condensed Financial Statements contained in GE's Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."



                                                                        Years Ended December 31,
                                                   --------------------------------------------------------
                                                       1995        1994        1993        1992        1991
                                                       ----        ----        ----        ----        ----
                                                            (In millions, except per share items)
Total revenues                                      $70,028     $60,109     $55,701     $53,051     $51,283

Earnings from continuing operations                   6,573       5,915       4,184       4,137       3,943
Earnings (loss) from discontinued operations             -       (1,189)        993         588         492
                                                     ------      ------      ------      ------      ------

Earnings before accounting changes                    6,573       4,726       5,177      $4,725       4,435

Net earnings                                          6,573       4,726       4,315       4,725       2,636

Dividends declared                                    2,838       2,546       2,229       1,985       1,808

Per Share

      Earnings from continuing operations              3.90        3.46        2.45        2.41        2.27

      Earnings (loss) from discontinued operations        -       (0.69)       0.58        0.34        0.28

      Earnings before accounting changes               3.90        2.77        3.03        2.75        2.55

      Net earnings                                     3.90        2.77        2.52        2.75        1.51

      Dividends declared                               1.69        1.49       1.305        1.16        1.04

Total assets of continuing operations               228,035     185,871     166,413     135,472     123,115

Long-term borrowings                                 51,027      36,979      28,194      25,298      22,602

Share owners' equity                                 29,609      26,387      25,824      23,459      21,683

            RATIO OF EARNINGS TO FIXED CHARGES

            The following table sets forth the consolidated ratio of earnings to fixed charges for GE except for GECS and for General Electric Company and consolidated affiliates for the periods indicated.

   18

(Dollars in millions)                                                   Years Ended December 31,
                                                  ---------------------------------------------------------
                                                       1995        1994        1993        1992        1991
                                                       ----        ----        ----        ----         ---
GE EXCEPT GECS
"Earnings" <F1>                                     $ 8,696     $ 7,828     $ 5,511     $ 5,582     $ 5,329
Less: Equity in undistributed earnings of
      General Electric Capital Services, Inc. <F2>   (1,324)     (1,181)       (957)       (831)       (871)
Plus: Interest and other financial charges
      included in expense                               649         410         525         768         893
      One-third of rental expense <F3>                  174         171         212         228         225
                                                    -------     -------     -------     -------     -------
Adjusted "earnings"                                 $ 8,195     $ 7,228     $ 5,291     $ 5,747     $ 5,576
                                                    =======     =======     =======     =======     =======
Fixed Charges:
      Interest and other financial charges          $   649     $   410     $   525     $   768     $   893
      Interest capitalized                               13          21          21          29          33
      One-third of rental expense <F3>                  174         171         212         228         225
                                                    -------     -------     -------     -------     -------
Total fixed charges                                 $   836     $   602     $   758     $ 1,025     $ 1,151
                                                    =======     =======     =======     =======     =======
Ratio of earnings to fixed charges                     9.80       12.01        6.98        5.61        4.84
                                                    =======     =======     =======     =======     =======

GENERAL ELECTRIC COMPANY AND CONSOLIDATED
      AFFILIATES
"Earnings" <F1>                                     $ 9,941     $ 8,831     $ 6,287     $ 6,026     $ 5,679
Plus: Interest and other financial charges
      included in expense                             7,336       4,994       4,096       4,512       5,270
      One-third of rental expense <F3>                  349         327         349         320         261
                                                    -------     -------     -------     -------     -------
Adjusted "earnings"                                 $17,626     $14,152     $10,732     $10,858     $11,210
                                                    =======     =======     =======     =======     =======
Fixed Charges:
      Interest and other financial charges          $ 7,336     $ 4,994     $ 4,096     $ 4,512     $ 5,270
      Interest capitalized                               34          30          26          35          41
      One-third of rental expense <F3>                  349         327         349         320         261
                                                    -------     -------     -------     -------     -------
Total fixed charges                                 $ 7,719     $ 5,351     $ 4,471     $ 4,867     $ 5,572
                                                    -------     -------     -------     -------     -------
Ratio of earnings to fixed charges                     2.28        2.64        2.40        2.23        2.01
                                                    =======     =======     =======     =======     =======

<F1>  Earnings for all years consist of earnings from continuing operations before income taxes and minority interest.
      For 1991 and 1993, earnings are before cumulative effects of changes in accounting principle.
<F2>  Earnings for all years consist of earnings from continuing operations after income taxes, net of dividends. For
      1991, earnings are before cumulative effect of change in accounting principle.
<F3>  Considered to be representative of interest factor in rental expense.

   19

                              CAPITALIZATION

            The following table sets forth the consolidated capitalization of GE at December 31, 1995. This table should be read in conjunction with the Consolidated Financial Statements contained in GE's Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."



                                           DECEMBER 31 1995
                                           ----------------
                                               (in millions)

Short-term Debt                                    $ 64,463

Long-term Debt                                       51,027
Minority Interest                                     2,956
Share owners' equity
  Common stock (1,857,013,000 shares issued)            594
  Unrealized gains on investment securities           1,000
  Other capital                                       1,663
  Retained earnings                                  34,528
  Treasury stock                                     (8,176)
                                                   --------
Total share owners' equity                           29,609

Total capitalization                               $148,055
                                                   ========


                             THE SOLICITATION

GENERAL

            Consents will become irrevocable at the Effective Time, the time that Outlet, GE and the Trustee execute the Supplemental Indenture, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions (see "Conditions of the Solicitation" below), promptly after the Expiration Date the Trustee, Outlet and GE will execute the Supplemental Indenture, which will be effective upon its execution. Thereafter, all current holders of the Amended Notes, including non-consenting holders, and all subsequent holders of Amended Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee. If the Solicitation is terminated for any reason before the Effective Time, the Consents will be voided, the Guarantee will not be issued, the Proposed Amendment will not be effected and the Consent Fee will not be paid.

            The Consents are being solicited by Outlet. Outlet recommends that all holders of Notes as of the Record Date consent to the Proposed Amendment. All costs of the Solicitation, including the Consent Fee, will be paid by Outlet. In addition to the use of the mail, Consents may be solicited by officers and other employees of Outlet or GE, without any additional remuneration, in person, or by telephone, telegraph or facsimile transmission.

CONSENT FEE

            If the Requisite Consents to the adoption of the Proposed Amendment are obtained and the Supplemental Indenture becomes effective, Outlet will pay to each holder of Notes as of the Record Date (other than Outlet or an Affiliate of Outlet) who delivers a valid Consent in favor of the Proposed Amendment prior to the Expiration Date and does not revoke such Consent prior to the Effective Time a Consent Fee in the amount of $1.00 in cash for each $1,000 in principal amount of Notes with respect to which such Consent was received and not revoked. No accrued interest will be paid on the Consent Fee. Outlet reserves the right to determine whether Notes are held or may be held by Outlet or Affiliates of Outlet. Any such determination by Outlet shall be final and binding upon all parties.

            Notwithstanding any subsequent transfer of its Notes, any registered holder of Notes as of the Record Date whose properly executed Consents have been received prior to the Expiration Date and not revoked prior to the Effective Time will be eligible to receive the Consent Fee. Holders, as of the Record

   20

Date, who deliver Consents after the Expiration Date will not be entitled to receive the Consent Fee, even though the Supplemental Indenture, if it becomes effective, will be binding on them. Beneficial owners of Notes whose Notes are registered, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or nominee should contact such broker or nominee promptly and instruct such person, as registered holder of such Notes, to execute and then deliver the Consent on behalf of the beneficial owner in order to receive the Consent Fee.

            Outlet's obligation to pay the Consent Fee is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indenture and effectiveness of the Proposed Amendment. The Consent Fee will be paid as soon as possible after the satisfaction of such conditions to the respective holders of Notes entitled to receive the Consent Fee as such holders appear on the record books of the Trustee as of the Record Date.

REQUISITE CONSENTS

            Adoption of the Proposed Amendment requires the receipt, without revocation, of the Requisite Consents, consisting of the Consents of the registered holders of Notes as of the Record Date of a majority in aggregate principal amount of the Notes outstanding and not owned by Outlet or any of its Affiliates. As of the date of the Consent Solicitation Statement/Prospectus, $60,000,000 aggregate principal amount of the Notes was so outstanding and none was held by Outlet or its Affiliates.

            The failure of a holder of the Notes to deliver a Consent (including any failures resulting from broker non-votes) will have the same effect as if such holder had voted "Against" the Proposed Amendment.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

            The term "Expiration Date" means 5:00 p.m., New York time, on _______, 1996, unless Outlet, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. Outlet reserves the right to extend the Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Trustee no later than 9:00 a.m., New York time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered holders of the Notes as of the Record Date). Such announcement or notice may state that Outlet is extending the Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York time, on the date on which the Requisite Consents have been received.

            Outlet expressly reserves the right for any reason (i) to terminate the Solicitation at any time prior to the execution of the Supplemental Indenture (whether or not the Requisite Consents have been received) by giving oral or written notice of such termination to the Trustee and (ii) not to extend the Solicitation beyond the Expiration Date whether or not the Requisite Consents have been received by such date. Any such action by Outlet will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the holders of Notes as of the Record Date).

FAILURE TO OBTAIN REQUISITE CONSENTS

            In the event the Requisite Consents are not obtained and the Solicitation is terminated, the Guarantee will not be issued, the Consent Fee will not be paid and the Proposed Amendment will not be effected.

CONSENT PROCEDURES

            This Consent Solicitation Statement/Prospectus is being sent on or about ____________, 1996 to all registered holders of Notes as of the Record Date.

            Only those persons who are registered holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder as of the Record Date of such Notes (e.g., a beneficial holder whose Notes are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered holder either (i) to execute a Consent and deliver it either to Outlet on such beneficial owner's

   21

behalf or to such beneficial owner for forwarding to Outlet by such beneficial owner or (ii) to forward a duly executed proxy from the registered holder authorizing the beneficial holder to execute and deliver a Consent with respect to the Notes on behalf of such registered holder. A form of proxy that may be used for such purpose is included in the form of Consent. For purposes of this Consent Solicitation Statement/Prospectus,
(i) the term "record holder" or "registered holder" shall be deemed to include DTC participants and (ii) DTC has authorized DTC Participants to execute Consents as if they were registered holders.

            Giving a Consent will not affect a registered holder's right to sell or offer the Notes. All Consents received prior to the Expiration Date and not revoked prior to the Effective Time will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the registered holder of such Notes as of the Record Date revokes such Consent prior to the Effective Time by following the procedures set forth under "Revocation of Consents" below.

            HOLDERS OF NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY THE EFFECTIVE TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO OUTLET AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO OUTLET, NOT TO GE OR THE TRUSTEE. HOWEVER, OUTLET RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY GE OR THE TRUSTEE.

            UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE, OUTLET WILL PROVIDE FOR THE EXCHANGE OF NOTES FOR AMENDED NOTES ENDORSED WITH THE GUARANTEE.

            REGISTERED HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT THIS
TIME.

            All Consents that are properly completed, signed and delivered to Outlet, and not revoked prior to the Effective Time, will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendment should mark the "For" box on, and complete, sign and date, the Consent included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by the Effective Time by physical delivery) the signed consent to Outlet at the address listed on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent, all in accordance with the instructions contained herein and therein. If none of the boxes on the Consent are marked, but the Consent is otherwise properly completed and signed, the registered holder will be deemed to have consented to the Proposed Amendment.

            Consents by the registered holder(s) of Notes as of the Record Date must be executed in exactly the same manner as such registered holder(s) name(s) appear(s) on the Notes. If Notes to which a Consent relates are held of record by two or more joint holders, all such holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes registered in the name of such registered holder, the registered holder must list the serial numbers and principal amount of Notes registered in the name of such holder to which the Consent relates. If Notes are registered in different names, separate Consents must be executed covering each form of registration. If a Consent is executed by a person other than the registered holder, then it must be accompanied by the proxy set forth on the form of Consent duly executed by the registered holder.

            The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by Outlet in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and of ownership. Outlet reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of Outlet or its counsel, be unlawful. Outlet also reserves the right, subject to such final review as the Trustee prescribes for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as Outlet determines.

   22
None of GE or Outlet or any of their affiliates, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. Outlet's interpretations of the terms and conditions of this Solicitation shall be conclusive and binding.

REVOCATION OF CONSENTS

            Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revoking Consents described below has been followed.

            Prior to the Effective Time, any registered holder of Notes as of the Record Date may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A registered holder of Notes desiring to revoke a Consent must, prior to the Effective Time, deliver to Outlet at the address set forth on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against", different than that set forth on the Consent as to which the revocation is being given) containing the name of such registered holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such registered holder.

            The revocation must be executed by such registered holder in the same manner as the registered holder's name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the Consent shall be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of this Consent Solicitation Statement/Prospectus. Only a registered holder of Notes as of the Record Date as reflected in the register of the Trustee is entitled to revoke a Consent previously given. A beneficial owner of Notes who is not the registered holder as of the Record Date of such Notes must arrange with the registered holder to execute and deliver to Outlet on such beneficial owner's behalf, or to such beneficial owner for forwarding to Outlet by such beneficial owner, either (i) a revocation of any consent already given with respect to such Notes or (ii) a duly executed proxy from the registered holder authorizing such beneficial holder to act on behalf of the registered holder as to such Consent.

            A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the holder who delivered such revocation.

            Outlet reserves the right to contest the validity of any revocation and all questions as to validity (including time of receipt) of any revocation will be determined by Outlet in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of Outlet, GE, any of their affiliates, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

CONDITIONS OF THE SOLICITATION

            Consents will become irrevocable at the Effective Time, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions described below, promptly after the Expiration Date, the Trustee, Outlet and GE will execute the Supplemental Indenture, which will be effective upon its execution. Execution of the Supplemental Indenture is conditioned upon (i) the receipt of the Requisite Consents and (ii) at the election of Outlet, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendment, the entering into of the Supplemental Indenture or the payment of the Consent Fee or question the legality or validity thereof. The Solicitation may be abandoned by Outlet

   23
at any time prior to the execution of the Supplemental Indenture, for any reason, in which case Consents will be voided, no Consent Fee will be paid and the Guarantee will not be issued.

NO SOLICITING AGENT

            Neither Outlet nor GE will pay or give directly or indirectly any commission or other remuneration to any soliciting agent or other person in connection with the Solicitation. Outlet and GE will solicit Consents and will attempt to respond to inquiries of holders of Notes.

            Requests for additional copies of this Consent Solicitation Statement/Prospectus or the form of Consent may be directed to Outlet at its address and telephone number set forth on the back cover of this Consent Solicitation Statement/Prospectus.

            CERTAIN FEDERAL INCOME TAX CONSEQUENCES

            The following summary of the material federal income tax consequences of the Consent Solicitation is for general information only. It is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion does not purport to address all aspects of federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special treatment under the Code (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign corporations, nonresident alien individuals, employee stock ownership plans, individual retirement and other tax-deferred accounts, and persons who hold the Notes as a hedge, who have otherwise hedged the risk of holding Notes, who held the Notes as part of a straddle with other investments, or who hold the Notes in connection with a conversion transaction), nor does it discuss any aspect of state, local or foreign taxation or estate and gift tax considerations. This discussion assumes that the Notes are held as capital assets (as defined by the Code) by the holder thereof.

            This summary is based in part on certain proposed regulations addressing the treatment of modifications of debt instruments (the "Proposed Regulations"). The Proposed Regulations are proposed to be effective for debt instruments occurring after their issuance in final form, accordingly, by their terms they will not apply to the Consent Solicitation, although they are indicative of the position of the Internal Revenue Service with regard to their subject matter. In any event, prior to their issuance in temporary or final form, the Proposed Regulations have no binding effect and may be withdrawn or revised at any time on a retroactive basis, which could change the consequences described below. Because of the absence of final Treasury Regulations, however, no opinion is expressed as whether the Proposed Amendment and the Guarantee and the payment of the Consent Fee result in a deemed exchange for federal income tax purposes. Further, because of the lack of direct authority concerning the issue, no opinion is expressed as to the federal income tax consequence of the receipt of the Consent Fee. Further, no ruling has been requested from the Internal Revenue Service regarding the tax consequences of the Proposed Amendment and the Guarantee and payment of the Consent Fee. No assurance can be given that the positions intended to be taken by GE and Outlet described below will be accepted by the Internal Revenue Service.

CONSEQUENCES OF THE CONSENT SOLICITATION

            Although the issue is not free from doubt, GE and Outlet intend to take the position that the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee will not constitute significant modifications of the terms of the Notes, and therefore will not result in a deemed exchange of the Notes for federal income tax purposes. Under the Proposed Regulations, a modification of a debt instrument that changes the annual yield of the debt instrument will constitute a significant modification at the date of such modification if the annual yield of the debt instrument after the modification, measured from the date of the agreement to the final maturity date, varies from the annual yield on the original unmodified debt instrument by more than 0.25 percent. Calculation of such yield is to take into account both accrued and unpaid interest at such date and any payment, such as the Consent Fee, given as consideration for the modification. Based on the Proposed Regulations, payment of the Consent Fee should not result in a significant modification of the terms of the Notes for federal income tax purposes. Further, under the Proposed Regulations, the addition of a guarantee is not a significant modification unless the guarantor is, in substance, substituted as the obligor on the debt instrument and is intended to circumvent the rule that treats a change in obligor of a recourse debt instrument (other than a change in obligor in

   24

connection with certain reorganizations) as a significant modification. GE and Outlet intend to take the position that the Guarantee and the adoption of the Proposed Amendment does not result in a significant modification of the terms of the Notes for federal income tax purposes. In that event, except as set forth below with respect to the Consent Fee, the transactions contemplated by the Consent Solicitation should not result in any federal income tax consequences to a holder of Notes.

ALTERNATE TREATMENT

            If the transactions contemplated by the Consent Solicitation were to constitute a significant modification of the Notes for federal income tax purposes, then the Notes would be deemed exchanged for new notes (the "New Notes") for federal income tax purposes. If the Notes or the New Notes do not constitute securities for federal income tax purposes, a holder would recognize gain or loss in an amount equal to the difference between (i) the trading price of the New Note on the date of the deemed exchange (plus the amount of the Consent Fee received, if such amount is treated as additional consideration for the Note as discussed below and
(ii) the holder's adjusted tax basis in the Note deemed exchanged therefore. The determination of "security" status is generally made by reference to the term of the debt instrument (i.e., the original term in the case of the Notes and the remaining term in the case of the New Notes), with debt instruments with terms of ten years or more generally being treated as securities and debt instruments with terms of less than five years generally not being treated as securities. Although not entirely clear, for that purpose the term of the New Notes will likely be treated as the period remaining term to the first call date, which is July, 1998. In that case, the New Notes would probably not be considered securities and the amount of taxable gain could be significant if, as expected, the New Notes trade above par on the date of the deemed exchange. Except to the extent treated as accrued interest not previously includible in income or ordinary income under the market discount rules, such gain or loss generally would be long-term capital gain or loss if the holding period of the Note exceeded one year. A holder's initial tax basis in the New Note would be the trading price of the New Note on the date of the deemed exchange, and the holding period of the New Note would begin on the day after the deemed exchange.

            If the Notes and the New Notes are considered securities for federal income tax purposes, the deemed exchange could be treated as a tax-free recapitalization, in which case the holder would recognize gain (but not loss) to the extent of the lesser of (i) the amount of the Consent Fee received, if such amount is treated as additional consideration for the Note as discussed below, and (ii) the gain realized on the deemed exchange. The amount of gain realized by a holder on such deemed exchange would equal the excess of (a) the trading price of the New Note on the date of the deemed exchange (plus the amount of the Consent Fee received, if such amount is treated as additional consideration for the Note as discussed below) over (b) such holder's tax basis in the Note exchange therefor. Except to the extent treated as ordinary income under the market discount rules, recognized gain would generally be long-term capital gain if the holding period of the Note exceeded one year. The holding period of a New Note would include the holding period of the Note exchanged therefor.

            If the adoption of the Proposed Amendment is treated as a deemed exchange, a New Note would likely have a trading value greater than its principal amount. In that event, holders should consult their tax advisers regarding the potential application of rules relating to the amortization of bond premium. The "issue price" of a New Note would equal its trading price on the date of the deemed exchange.

CONSEQUENCES OF RECEIPT OF CONSENT FEE

            There is no direct authority concerning the federal income tax consequences of the receipt of the Consent Fee. GE and Outlet intend to treat the Consent Fee for federal income tax purposes as a fee paid to holders that grant consents pursuant to the Consent Solicitation. Accordingly, GE and Outlet generally would be required to provide information statements to consenting holders and to the Internal Revenue Service, reporting the payment of the Consent Fee. If such treatment is respected, a holder would recognize ordinary income equal to the amount of cash received. Alternative federal income tax treatments of the Consent Fee may be applicable. If, as discussed above, holders were treated as exchanging their Notes for New Notes for federal income tax purposes, the Consent Fee may be treated as additional consideration received in such exchange. Alternatively, a consenting holder may be treated as transferring a portion of its rights under the Note in exchange for the Consent Fee, in which case such holder should be permitted to reduce its adjusted tax basis in its Notes (to the extent thereof) by the amount of the Consent Fee. Any such basis reduction would cause a consenting holder to recognize additional gain (or smaller loss) on a sale or disposition of the Notes.

BACKUP WITHHOLDING

            Noteholders other than certain exempt recipients (such as corporations) may be subject to backup withholding at the rate of 31% with respect to the Consent Fee received by a holder pursuant to the Consent Solicitation unless the holder (i) is a corporation or is otherwise exempt and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the Internal Revenue Service.

   25

WITHHOLDING FOR NON-U.S. HOLDERS

            Although it is not entirely clear that such tax is applicable to the Consent Fee, U.S. Federal withholding tax will be withheld from a Consent Fee paid to a non-United States person (within the meaning of the Code) at a 30% rate unless (i) such non-United States person is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and provides a properly executed IRS Form 4224 or (ii) a tax treaty between the United States and the country of residence of the non-United States person eliminates or reduces the withholding on other income and such non-United States person provides a properly executed IRS Form 1001.

            THE FOREGOING SUMMARY IS INCLUDED HEREIN SOLELY FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. HOLDERS OF NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE CONSENT SOLICITATION INCLUDING THE APPLICABILITY OF STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS.

                               LEGAL OPINION

            Robert E. Healing, Corporate Counsel of GE, is passing upon the legality of the Guarantee for GE. Mr. Healing, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of GE.

                                  EXPERTS

            The financial statements of General Electric Company and consolidated affiliates as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, appearing in General Electric Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in 1993 in the method for accounting for postemployment benefits.

            The consolidated financial statements of Outlet, included in Outlet's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 have been incorporated by reference in, and attached hereto as Appendix III of this Consent Solicitation Statement/Prospectus in reliance on the reports of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                                APPENDIX I

                   PROPOSED AMENDMENTS TO THE INDENTURE

                GOVERNING THE 10-7/8% SENIOR NOTES DUE 2003

                           OF OUTLET CORPORATION

            The substantive text of the Proposed Amendments to the Indenture is shown below, together with the corresponding provisions of the Indenture, as currently in effect. The following is qualified in its entirety by reference to the form of Supplemental Indenture and the Indenture, copies of which have been filed as exhibits to the Registration Statement of which this Consent Solicitation Statement/Prospectus forms a part. Capitalized terms not otherwise defined in this Appendix I have the meanings assigned in the Indenture.

SECTION 105 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 105. ACTS OF HOLDERS. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

                  (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than such signer's individual capacity, such certificate or affidavit shall also constitute sufficient proof of the signer's authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any manner which the Trustee deems sufficient.

                  (c)  The ownership of Notes shall be proved by the Note
Register.

                  (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, suffered or omitted to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

                  (e) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to take any action under this Indenture by vote or consent. Such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 701 prior to such solicitation. If a record date is fixed, those persons who were Holders of Notes at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date; PROVIDED, HOWEVER, that unless such vote or consent is obtained from the Holders (or their duly designated proxies) of the requisite principal amount of Notes that are Outstanding prior to the date which is the 120th day after such record date, any such vote or consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

                  (f) In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes Outstanding at the time shall be considered in any such determination.

SECTION 105 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 105. ACTS OF HOLDERS. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company and/or the Parent Guarantor, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee, the Company and the Parent Guarantor, if made in the manner provided in this Section.

                  (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than such signer's individual capacity, such certificate or affidavit shall also constitute sufficient proof of the signer's authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any manner which the Trustee deems sufficient.

                  (c)  The ownership of Notes shall be proved by the Note
Register.

                  (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, suffered or omitted to be done by the Trustee, the Company or the Parent Guarantor in reliance thereon, whether or not notation of such action is made upon such Note.

                  (e) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to take any action under this Indenture by vote or consent. Such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 701 prior to such solicitation. If a record date is fixed, those persons who were Holders of Notes at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date; PROVIDED, HOWEVER, that unless such vote or consent is obtained from the Holders (or their duly designated proxies) of the requisite principal amount of Notes that are Outstanding prior to the date which is the 120th day after such record date, any such vote or consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

                  (f) In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes Outstanding at the time shall be considered in any such determination.

SECTION 106 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 106. NOTICES, ETC., TO TRUSTEE AND COMPANY. Except as otherwise provided in Article Five, any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

                  (1) the Trustee by any Holder, the Company or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder if in writing and (a) delivered in person, (b) delivered by telecopy or telex and sent by first class mail postage prepaid or (c) delivered by overnight courier, to the Trustee at its Corporate Trust Office, Attention: Corporate Trust and Agency Group, or

                  (2) the Company by the Trustee, by any Holder or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and (a) delivered in person, (b) delivered by telecopy or telex or (c) delivered by overnight courier, to the Company, addressed to it at 23 Kenney Drive, Cranston, Rhode Island 02920-4489, or at any other address previously furnished in writing to the Trustee by the Company, Attention: Chief Financial Officer.

Any such request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture shall be deemed to have been made, given or furnished: (a) if delivered in person, when delivered; (b) if delivered by telecopy or telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. or, if not, on the next succeeding Business Day; or (c) if delivered by overnight courier, one Business Day after delivery to such courier.

SECTION 106 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 106. NOTICES, ETC., TO TRUSTEE, COMPANY AND PARENT GUARANTOR. Except as otherwise provided in Article Five, any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

                  (1) the Trustee by any Holder, the Company, the Parent Guarantor or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder if in writing and (a) delivered in person, (b) delivered by telecopy or telex and sent by first class mail postage prepaid or (c) delivered by overnight courier, to the Trustee at its Corporate Trust Office, Attention: Corporate Trust and Agency Group, or

                  (2) the Company by the Trustee, by the Parent Guarantor, by any Holder or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and (a) delivered in person, (b) delivered by telecopy or telex or (c) delivered by overnight courier, to the Company, addressed to it at 23 Kenney Drive, Cranston, Rhode Island 02920-4489, or at any other address previously furnished in writing to the Trustee by the Company, Attention: Chief Financial Officer, with, in each case, a copy to the Parent Guarantor, to the attention of its Treasurer, or

                  (3) the Parent Guarantor by the Trustee, by the Company, by any Holder or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and (a) delivered in person, (b) delivered by telecopy or telex or (c) delivered by overnight courier, to the Parent Guarantor, addressed to General Electric Company,
Attention: Treasurer, 3135 Easton Turnpike, Fairfield, Connecticut 06431, or at any other address previously furnished in writing to the Trustee by the Parent Guarantor.

Any such request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture shall be deemed to have been made, given or furnished: (a) if delivered in person, when delivered; (b) if delivered by telecopy or Telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. or, if not, on the next succeeding Business Day, or (c) if delivered by overnight courier, one Business Day after delivery to such courier.

SECTION 110 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 110. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Indenture and the Notes by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 110 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 110. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Indenture, the Notes and the Parent Guarantee by the Company or the Parent Guarantor, as the case may be, shall bind its successors and assigns, whether so expressed or not.

SECTION 111 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 111. SEPARABILITY CLAUSE. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 111 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 111. SEPARABILITY CLAUSE. In case any provision in this Indenture, in the Notes or in the Parent Guarantee, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 112 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 112. BENEFITS OF INDENTURE. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent, the holders of Senior Indebtedness and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 112 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 112.  BENEFITS OF INDENTURE.  Nothing in this
Indenture, in the Notes or in the Parent Guarantee, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent, the holders of Senior Indebtedness and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 113 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 113. GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

SECTION 113 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 113. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE PARENT GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

SECTION 309 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 309. PERSONS DEEMED OWNERS. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such
Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 308) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

SECTION 309 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 309. PERSONS DEEMED OWNERS. Prior to due presentment of a Note for registration of transfer, the Company, the Parent Guarantor, the Trustee and any agent of the Company, the Parent Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 308) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Parent Guarantor, the Trustee or any agent of the Company, the Parent Guarantor, the Trustee or any agent of the Company, the Parent Guarantor or the Trustee shall be affected by notice to the contrary.

SECTION 401 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 401. SATISFACTION AND DISCHARGE OF INDENTURE. (a) This Indenture shall cease to be of further effect (except that the Company's obligations under 403, 404 and 607 shall survive) when all Outstanding Notes theretofore authenticated and issued hereunder have been delivered (other than any Notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section
307) to the Trustee for cancellation and the Company has paid all sums payable hereunder and under the Notes.

            (b) In addition to the provisions of Section 401(a), at the Company's option, either (i) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes on the 91st day after the applicable conditions set forth below have been satisfied or (ii) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections 801, 1007, 1008, 1009, 1010, 1011, 1012, 1013 or 1014, or any Event of Default relating thereto, with respect to the Notes at any time after the applicable conditions set forth below have been satisfied:

                  (1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders (A) money, (B) U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or (C) a combination of (A) and (B) in an amount sufficient, in the opinion (with respect to (B) and (C) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, and interest on, the Outstanding Notes on the dates such installments of interest or principal are due;

                  (2) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which it is bound, as evidenced to the Trustee in an Officers' Certificate delivered to the Trustee concurrently with such deposit;

                  (3) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (and containing no qualification and no assumption, other than an assumption of fact customarily contained in legal opinions) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the Company is exercise of its option under this Section and will be subject to Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of Notes being Discharged, accompanied by a ruling (whether specific or general) to that effect received from or published by the Internal Revenue Service (it being understood that such Opinion shall also state that such ruling is consistent with the conclusions reached in such Opinion);

                  (4) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this provision will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended;

                  (5) the Company shall have paid or duly provided for payment of all amounts then due to the Trustee and Trustee's counsel pursuant to Section 607;

                  (6) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with; and

                  (7) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness including, without limitation, those arising under Article Twelve hereof and (B) after the passage of 90 days after the deposit, the trust funds will not be subject to the effect of any applicable Federal or State bankruptcy, insolvency or similar law.

            (c) The Company may make an irrevocable deposit pursuant to this Section 401 only if at such time it is not prohibited from doing so under the provisions of Section 1008 or Article Twelve and the Company shall have delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

SECTION 401 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 401. SATISFACTION AND DISCHARGE OF INDENTURE. (a) This Indenture shall cease to be of further effect (except that the Company's obligations under Sections 403, 404 and 607 and the Parent Guarantor's obligations under Section 404 shall survive) when all Outstanding Notes theretofore authenticated and issued hereunder have been delivered (other than any Notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section
307) to the Trustee for cancellation and the Company or the Parent Guarantor has paid all sums payable hereunder and under the Notes and the Parent Guarantee.

            (b) In addition to the provisions of Section 401(a), at the Company's option, either (i) each of the Company and the Parent Guarantor shall be deemed to have been Discharged from its obligations with respect to the Notes and the Parent Guarantee on the 91st day after the applicable conditions set forth below have been satisfied or (ii) the Company and the Parent Guarantor shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections 801 and 1010, or any Event of Default relating thereto, with respect to the Notes or the Parent Guarantee at any time after the applicable conditions set forth below have been satisfied:

                  (1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders (A) money, (B) U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or (C) a combination of (A) and (B) in an amount sufficient, in the opinion (with respect to (B) and (C)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, and interest on, the Outstanding Notes on the dates such installments of interest or principal are due;

                  (2) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or the Parent Guarantor is a party or by which it is bound, as evidenced to the Trustee in an Officers' Certificate delivered to the Trustee concurrently with such deposit;

                  (3) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (and containing no qualification and no assumption, other than an assumption of fact customarily contained in legal opinions) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this Section and will be subject to Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of Notes being Discharged, accompanied by a ruling (whether specific or general) to that effect received from or published by the Internal Revenue Service (it being understood that such Opinion shall also state that such ruling is consistent with the conclusions reached in such Opinion);

                  (4) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this Section will not result in any of the Company, the Parent Guarantor, the Trustee or the trust created by the Company's or the Parent Guarantor's deposit of funds pursuant to this Section becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended;

                  (5) the Company or the Parent Guarantor shall have paid or duly provided for payment of all amounts then due to the Trustee and Trustee's counsel pursuant to Section 607;

                  (6) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with; and

                  (7) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness including, without limitation, those arising under Article Twelve hereof and (B) after the passage of 90 days after the deposit, the trust funds will not be subject to the effect of any applicable Federal or State bankruptcy, insolvency or similar law.

            (c) The Company or the Parent Guarantor may make an irrevocable deposit pursuant to this Section 401 only if at such time it is not prohibited from doing so under the provisions of Article Twelve and the Company shall have delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

SECTION 404 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 404. REINSTATEMENT. If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture with respect to the Notes and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 401 until such time as the Trustee is permitted to apply all such money or U.S. Governmental Obligations in accordance with Section 401; PROVIDED, HOWEVER, that if the Company has made any payment of interest on or principal of any such Notes because of the reinstatement of the Company's obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Governmental Obligations held by the Trustee.

SECTION 404 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 404. REINSTATEMENT. If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Section 401 by reason of any legal proceeding or by reason or any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and the Parent Guarantor's respective obligations under this Indenture with respect to the Notes and the Parent Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to Section 401 until such time as the Trustee is permitted to apply all such money or U.S. Governmental Obligations in accordance with Section 401; PROVIDED HOWEVER, that if the Company or the Parent Guarantor has made any payment of interest on or principal of any such Notes because of the reinstatement of the Company's and the Parent Guarantor's obligations, the Company and the Parent Guarantor shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Obligations held by the Trustee.

SECTIONS 501 AND 502 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 501. EVENTS OF DEFAULT. "Event of Default", wherever used herein with respect to each of the Notes, means any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such Default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of Article Twelve;

                  (2) failure to pay principal or premium, if any, on any Note at its Maturity, upon repurchase (including pursuant to a Change of Control Offer), redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of Article Twelve;

                  (3) failure to perform or comply with any covenant, agreement or warranty in this Indenture (other than the obligations specified in clauses (1) and (2) above) and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes unless, with respect to the covenant contained in Section 1005, the failure stated in the written notice cannot be corrected within 30 days and the Company forthwith institutes action to correct the same and thereafter diligently pursues the same thereafter until the failure is corrected;

                  (4) Indebtedness of the Company (other than the Notes) or any Subsidiary of the Company, is not paid when due within the applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated debt exceeds $3,000,000, UNLESS (A) such holders shall have entered into one or more binding forbearance or similar agreements pursuant to which such holders agree to forbear from commencing legal proceedings against the Company or such Subsidiary in respect of such failure to pay or such acceleration or otherwise from exercising their remedies against the Company or such Subsidiary arising therefrom and (B) such forbearance shall not have expired, no such proceedings shall have been commenced and no such remedies shall have been exercised;

                  (5) the entry by a court of competent jurisdiction of one or more judgments, decrees or orders against the Company or any of its Subsidiaries in an aggregate amount in excess of $1,000,000 or of any material nonmonetary judgments, decrees or orders against the Company or any of its Subsidiaries which remain unsatisfied or unstayed for a period of 60 days;

                  (6) the entry of a decree or order for relief in respect of the Company or any of its Subsidiaries by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or any such Subsidiary or of any substantial part of the Property of the Company or any such Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any such Subsidiary, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service thereof upon, or other actual notice thereof to, the Company; or

                  (7) the commencement by the Company or any of its Subsidiaries of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by or to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or any such Subsidiary or of any substantial part of the Property of the Company or any such Subsidiary, or the making by the Company or any such Subsidiary of an assignment for the benefit of creditors, or the failure of the Company or any such Subsidiary to pay its debts generally as they become due, or the taking of measures by the Company or any such Subsidiary in furtherance of any such action.

            SECTION 502. ACCELERATION OF MATURITY;RESCISSION AND ANNULMENT. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in Sections 501(6) and (7) above), either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then Outstanding to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in this Indenture or the Notes to the contrary, but subject to the provisions limiting payment described under Article Twelve.

            Upon the occurrence of an Event of Default of the type described in Section 501(6) and (7) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then Outstanding shall IPSO FACTO become and be immediately due and payable, subject to prior payment in full of all Senior Indebtedness, without any declaration or other action on the part of the Trustee or any Holder.

            At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

                  (1) the Company has paid or deposited with the Trustee a sum sufficient to pay

                  (A)  all overdue installments of interest on all Notes,

                  (B) the principal of (and premium, if any, on) any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate then borne by the Notes,

                  (C) to the extent that payment of such interest is lawful, interest on the Defaulted Interest at the rate then borne by the Notes and

                  (D) all moneys paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

                  and

                  (2) all Events of Default with respect to such Notes, other than the non-payment of the principal of Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

SECTIONS 501 AND 502 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 501. EVENTS OF DEFAULT. "Event of Default", wherever used herein with respect to each of the Notes, means any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such Default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of Article Twelve;

                  (2) failure to pay principal or premium, if any, of any Note at its Maturity, upon repurchase (including pursuant to a Change of Control Offer), redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of Article Twelve;

                  (3) failure on the part of the Company or the Parent Guarantor, as the case may be, to perform or comply with any covenant, agreement or warranty in this Indenture (other than the obligations specified in clauses (1) and (2) above) and continuance of such default or breach for a period of 60 days after the date on which written notice has been given to the Company and the Parent Guarantor by the Trustee or to the Company, the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes;

                  (4)  [Intentionally Omitted]

                  (5)  [Intentionally Omitted]

                  (6) the entry of a decree or order for relief in respect of the Company or the Parent Guarantor by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or the Parent Guarantor or of any substantial part of the Property of the Company or the Parent Guarantor, or ordering the winding up or liquidation of the affairs of the Company or the Parent Guarantor, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service thereof upon, or other actual notice thereof to, the Company or the Parent Guarantor, as the case may be; or

                   (7) the commencement by the Company or the Parent Guarantor of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by or to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or the Parent Guarantor or of any substantial part of the Property of the Company or the Parent Guarantor, or the making by the Company or the Parent Guarantor of an assignment for the benefit of creditors, or the failure of the Company or the Parent Guarantor to pay its debts generally as they become due, or the taking of measures by the Company or the Parent Guarantor in furtherance of any such action.

            SECTION 502. ACCELERATION OF MATURITY;RESCISSION AND ANNULMENT. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in Sections 501(6) and (7) above), either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then Outstanding to be due and payable immediately, by a notice in writing to the Company and the Parent Guarantor (and to the Trustee if given by the Holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in this Indenture, the Notes or the Parent Guarantee to the contrary, but subject to the provisions limiting payment described under Article Twelve.

            Upon the occurrence of an Event of Default of the type described in Section 501(6) and (7) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then Outstanding shall IPSO FACTO become and be immediately due and payable, subject to prior payment in full of all Senior Indebtedness, without any declaration or other action on the part of the Trustee or any Holder.

            At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

                  (1) the Company or the Parent Guarantor has paid or deposited with the Trustee a sum sufficient to pay

                  (A)  all overdue installments of interest on all Notes,

                  (B) the principal of (and premium, if any, on) any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate then borne by the Notes,

                  (C) to the extent that payment of such interest is lawful, interest on the Defaulted Interest at the rate then borne by the Notes and

                  (D) all moneys paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            and

                  (2) all Events of Default with respect to such Notes, other than the non-payment of the principal of Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

SECTION 506 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 506. APPLICATION OF MONEY COLLECTED. Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

            FIRST:      To the payment of all amounts due the Trustee under
                        Section 607;

            SECOND: To the payment of all Senior Indebtedness of the Company to the extent required by Article Twelve;

            THIRD: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

            FOURTH:     To the Company.

            SECTION 506 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 506. APPLICATION OF MONEY COLLECTED. Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

            FIRST:            To the payment of all amounts due the Trustee
                        under Section 607;

            SECOND: To the payment of all Senior Indebtedness of the Company to the extent required by Article Twelve;

            THIRD:            To the payment of the amounts then due and
                        unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

            FOURTH: To the Company or the Parent Guarantor, to the extent such moneys were provided thereby, their respective successors or assigns or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

SECTION 509 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 509. RESTORATION OF RIGHTS AND REMEDIES. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 509 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 509. RESTORATION OF RIGHTS AND REMEDIES. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, the Parent Guarantor, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 611 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 611. ACCEPTANCE OF APPOINTMENT BY SUCCESSOR. (a) In the event of an appointment hereunder of a successor Trustee, each such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such former Trustee hereunder, subject to its lien, if any, provided for in Section 607.

                  (b) Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in paragraph (a) of this Section.

                  (c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article and under the Trust Indenture Act.

SECTION 611 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 611. ACCEPTANCE OF APPOINTMENT BY SUCCESSOR. (a) In the event of an appointment hereunder of a successor Trustee, each such successor Trustee so appointed shall execute, acknowledge and deliver to the Company, the Parent Guarantor and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee but, on request of the Company, the Parent Guarantor or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such former Trustee hereunder, subject to its lien, if any, provided for in
Section 607.

                  (b) Upon request of any such successor Trustee, the Company and the Parent Guarantor shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in paragraph (a) of this Section.

                  (c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article and under the Trustee Indenture Act.

SECTION 702(C) OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 702.  PRESERVATION OF INFORMATION; COMMUNICATIONS TO
HOLDERS....

                  (c) Each Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with Section 702(b), regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 702(b).

SECTION 702(C) OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 702.  PRESERVATION OF INFORMATION; COMMUNICATIONS TO
HOLDERS....

                  (c) Each Holder of Notes, by receiving and holding the same, agrees with the Company, the Parent Guarantor and the Trustee that none of the Company, the Parent Guarantor and the Trustee shall be held accountable by reason of the disclosure of such information as to names and addresses of Holders in accordance with Section 702(b), regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 702(b).

SECTION 704 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 704. REPORTS BY THE COMPANY. The Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to all of the Holders, within 15 days after the Company files them with the Commission, copies of its annual reports, quarterly reports and other information, documents and reports ("reports") which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act. In the event the Company is not required to file any such reports with the Commission, the Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to the Holders within 15 days after the time such reports would have been required to be filed with the Commission, a report containing the information which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act if the Company were subject to the reporting requirements of such Sections. The Company and any other obligor on the Notes shall also comply with the other provisions of Section 314 of the Trust Indenture Act.

SECTION 704 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 704. REPORTS BY THE COMPANY AND THE PARENT GUARANTOR. The Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to all of the Holders, within 15 days after the Company files them with the Commission, copies of its annual reports, quarterly reports and other information, documents and reports ("reports") which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act. The Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to all of the Holders, within 15 days after the Parent Guarantor files them with the Commission, copies of reports which the Parent Guarantor is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. The Company and any other obligor on the Notes shall also comply with the other provisions of Section 314 of the Trust Indenture Act.

ARTICLE 8 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 801. COMPANY MAY CONSOLIDATE, ETC., ONLY ON CERTAIN TERMS. (a) The Company shall not, and shall not permit any Subsidiary to, enter into any transaction or series of transactions, consolidate or merge with or into any other entity (other than the merger of a Wholly Owned Subsidiary of the Company with another Wholly Owned Subsidiary of the Company or the merger of a Wholly Owned Subsidiary into the Company), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole), unless:

                  (1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of the Company as an entirety shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and all other obligations of the Company pursuant to the Indenture;

                  (2) immediately before and after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing;

                  (3) immediately after giving effect to any such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transactions or series of transactions), the Company or the entity formed by such merger or consolidation or to whom all or substantially all of the assets of the Company are transferred (the "Surviving Entity"), as the case may be, could incur at least $1.00 of additional debt pursuant to clause (iii) of the definition of Permitted Indebtedness;

                  (4) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

                  (5) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as specified in Section 801(b) below.

                  (b) In connection with any consolidation, merger, transfer or lease contemplated by this Section 801, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

            SECTION 802. SURVIVING ENTITY SUBSTITUTED. Upon any consolidation with or merger by the Company into any other Person, or any conveyance, lease or transfer of the Property of the Company substantially as an entirety in accordance with Section 801, the Surviving Entity formed by such consolidation or into which the Company is merged or the successor entity to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company herein, and thereafter the predecessor entity shall be relieved of all obligations and covenants under this Indenture and the Notes, EXCEPT for the obligation to pay the principal of (and premium, if any) and interest on the Notes.

ARTICLE 8 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 801. COMPANY OR PARENT GUARANTOR MAY NOT CONSOLIDATE, ETC., EXCEPT UNDER CERTAIN CONDITIONS. Each of the Company and the Parent Guarantor covenants that it will not merge or consolidate with any other corporation or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any corporation, unless (i) either the Company or the Parent Guarantor, as the case may be, shall be the continuing corporation, or the successor corporation or other entity (if other than the Company or the Parent Guarantor, as the case may be) shall, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, expressly assume, in the case of the Company, the due and punctual payment of the principal of and, premium, if any, and interest, if any, on all the Notes, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company, and, in the case of the Parent Guarantor, the due and punctual performance of the Parent Guarantee and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Parent Guarantor, and (ii) the Company, the Parent Guarantor or such successor corporation or other entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale, conveyance, transfer or other disposition, be in default in the performance of any such covenant or condition. In the event of any such sale, conveyance (other than by way of lease), transfer or other disposition, the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

            SECTION 802. SUCCESSOR CORPORATION TO BE SUBSTITUTED. In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or other entity, such successor corporation or other entity shall succeed to and be substituted for the Company or the Parent Guarantor, as the case may be, with the same effect as if it had been named herein as the Company or the Parent Guarantor, as the case may be, and the Company or the Parent Guarantor, as the case may be, shall be relieved of any further obligation under this Indenture and under the Notes and, in the case of the Parent Guarantor, under the Parent Guarantee. Such successor corporation or other entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company or the Parent Guarantor, as the case may be, any or all of the Notes or the Parent Guarantee issuable hereunder which theretofore shall not have been signed by the Company or the Parent Guarantor, as the case may be, and delivered to the Trustee; and, upon the order of such successor corporation or other entity, instead of the Company or the Parent Guarantor, as the case may be, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the officers of the Company or the Parent Guarantor, as the case may be, to the Trustee for authentication, and any Notes or the Parent Guarantee, as the case may be, which such successor corporation or other entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes or the Parent Guarantee so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes or the Parent Guarantee, as the case may be, theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes or the Parent Guarantee, as the case may be, had been issued at the date of execution of the Supplemental Indenture.

            SECTION 803. DOCUMENTS TO BE GIVEN TRUSTEE. The Trustee, subject to the requirements of Section 315 of the Trust Indenture Act and
Section 601, may receive an Officers' Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or other disposition, and any such assumption, comply with the provisions of this Article Eight.

SECTION 901 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 901. SUPPLEMENTAL INDENTURES WITHOUT CONSENT OF HOLDERS. Without notice to or the consent of the Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

                  (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company herein and contained in the Notes;

                  (2) to add to the covenants of the Company, for the benefit of the Holders of all of the Notes, or to surrender any right or power herein conferred upon the Company;

                  (3)  to add any additional Events of Default;

                  (4) to add or change any of the provisions of this Indenture to the extent necessary to permit or facilitate the issuance of Notes in bearer form, registrable as to principal, and with or without interest coupons;

                  (5) to provide for uncertificated Notes in addition to or in place of certificated Notes;

                  (6) to change or eliminate any of the provisions of this Indenture, PROVIDED that any such change or elimination shall become effective only when there is no Note Outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

                  (7) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611(b);

                  (8)  to secure the Notes;

                  (9) to cure any ambiguity or defects or to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Indenture, PROVIDED that such actions shall not adversely affect the interests of the Holders;

                  (10) to modify the restrictions on the Notes, and the procedures for, resales and other transfers of the Notes to reflect any change in applicable law or regulation (or the interpretation thereof) or to provide alternative procedures in compliance with applicable law and practices relating to the resale or other transfer of restricted securities generally; or

                  (11) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

SECTION 901 OF THE INDENTURE AS PROPOSED TO BE AMENDED



            SECTION 901. SUPPLEMENTAL INDENTURES WITHOUT CONSENT OF HOLDERS. Without notice to or the consent of the Holders, the Company, when authorized by a Board Resolution, the Parent Guarantor and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

                  (1) to evidence the succession of another Person to the Company or the Parent Guarantor, as the case may be, and the assumption by such successor of the covenants of the Company or the Parent Guarantor, as the case may be, herein and contained in the Notes or the Parent Guarantee, as the case may be;

                  (2) to add to the covenants of the Company or the Parent Guarantor, for the benefit of the Holders of all of the Notes, or to surrender any right or power herein conferred upon the Company or the Parent Guarantor;

                  (3)  to add any additional Events of Default;

                  (4) to add or change any of the provisions of this Indenture to the extent necessary to permit or facilitate the issuance of Notes in bearer form, registrable as to principal, and with or without interest coupons;

                  (5) to provide for uncertificated Notes in addition to or in place of certificated Notes;

                  (6) to change or eliminate any of the provisions of this Indenture, PROVIDED that any such change or elimination shall become effective only when there is no Note Outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

                  (7) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611(b);

                  (8)  to secure the Notes and/or the Parent Guarantee;

                  (9) to cure any ambiguity or defects or to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Indenture, PROVIDED that such actions shall not adversely affect the interests of the Holders;

                  (10) to modify the restrictions on the Notes and the Parent Guarantee, and the procedures for, resales and other transfers of the Notes and the Parent Guarantee to reflect any change in applicable law or regulation (or the interpretation thereof) or to provide alternative procedures in compliance with applicable law and practices relating to the resale or other transfer of restricted securities generally; or

                  (11) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

SECTION 1004 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1004. CORPORATE EXISTENCE. Subject to Article Eight, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with their respective organizational documents (as the same may be amended from time to time) and its (and its Subsidiaries') rights (charter and statutory), licenses and franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right, license or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 1004 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1004. CORPORATE EXISTENCE. Subject to Article Eight, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, in accordance with its corporate charter and by-laws (as the same may be amended from time to time) and its rights (charter and statutory), licenses and franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right, license or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 1005 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1005. MAINTENANCE OF PROPERTY. The Company shall cause all Property used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of the Board, desirable in the conduct of the business of the Company and its Subsidiaries and not disadvantageous in any material respect to the Holders. Notwithstanding anything to the contrary contained herein, the Company shall not make any payment to a Subsidiary pursuant to this Section 1005 that would not be permitted under Section 1008.

SECTION 1005 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1005.  [INTENTIONALLY OMITTED.]

SECTION 1006 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1006. PAYMENT OF TAXES AND OTHER CLAIMS. The Company shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(1) all taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or Property of the Company or any of its Subsidiaries and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the Property of the Company or the Property of any of its Subsidiaries; PROVIDED, HOWEVER, that the Company and its Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made. Notwithstanding anything to the contrary contained herein, the Company shall not make any payment to a Subsidiary pursuant to this Section 1006 that would not be permitted under
Section 1008.

SECTION 1006 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1006.  [INTENTIONALLY OMITTED.]

SECTION 1007 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1007. LIMITATION ON TRANSACTIONS WITH AFFILIATES. Subsequent to the date of this instrument, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company unless (1) such transaction or series of transactions is pursuant to a contractual obligation incurred prior to the Issue Date or (2) such transaction or series of transactions (A) is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction on an arm's length basis with an unrelated third party, and (B) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $1,000,000, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (A) above and such transaction or series of transactions was approved by a majority of the independent members of the Board, PROVIDED, HOWEVER, that this covenant shall not limit, or be applicable to, any transaction or series of related transactions between the Company and any Subsidiary or between Subsidiaries and PROVIDED FURTHER that no member of the Board of Directors shall lose his or her status as an "independent" member thereof for purposes of this
Section 1007 solely by virtue of his or her nomination to the Board of Directors pursuant to the Stockholders Agreement by an interested party unless such member of the Board of Directors is an officer, director, employee or partner of, or is otherwise affiliated with, such interested party.

SECTION 1007 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1007.  [INTENTIONALLY OMITTED.]

SECTION 1008 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1008. LIMITATION ON RESTRICTED PAYMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company, other than the declaration or payment of dividends from a Subsidiary to the Company or dividends payable solely in the Capital Stock (other than Redeemable Capital Stock) of the Company or such Affiliate, as the case may be, (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, debt of the Company or any Subsidiary which is subordinated in right of payment to the Notes whether pursuant to its terms or by operation of law, or (iii) make any Investment (other than Permitted Investments and Investments in its Wholly Owned Subsidiaries or by a Wholly Owned Subsidiary of the Company in one or more Wholly Owned Subsidiaries) in any Person (such payments and investments described in clauses (i), (ii) and (iii), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed

Restricted Payment (the value of any such payment, if other than cash, to be determined by the Board, whose determination shall be conclusive and evidenced by a Board Resolution), (a) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, (b) the Company could incur at least $1.00 of debt under clause (iii) of the definition of Permitted Indebtedness, and (c) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of (A) the remainder of (x) 100% of EBITDA of the Company accrued during the period (treated as one accounting period) beginning on the last day of the fiscal quarter of the Company immediately preceding the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or if such EBITDA shall be a deficit, less 100% of such deficit), minus (y) the product of 1.7 times the cumulative Consolidated Interest Expense during such period, plus (B) an amount equal to the aggregate net cash proceeds received by the Company from the issuance or sale (other than to an Affiliate of the Company) of its capital stock (excluding Redeemable Capital Stock, but including capital stock issued upon conversion of convertible debt and from the exercise of options, warrants or rights to purchase capital stock (other than Redeemable Capital Stock) of the Company); PROVIDED, HOWEVER, that the foregoing provisions will not prevent the payment of any dividend within 60 days after the date of its declaration if at the date of its declaration such payment would be permitted by such provisions.

                  "Permitted Investments" means:

                  (a) Obligations of the U.S. Government or certificates of deposit or Eurodollar deposits in commercial banks having capital and surplus of no less than $500,000,000 having a maturity of one year or less;

                  (b) Commercial paper issued by an issuer rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Services, Inc.; and

                  (c) Other Investments that do not exceed $2,000,000 at any time outstanding.

SECTION 1008 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1008.  [INTENTIONALLY OMITTED.]

SECTION 1009 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1009. LIMITATION ON INDEBTEDNESS. (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including acquired debt) other than Permitted Indebtedness.

                  "Permitted Indebtedness" means:

                        (i) Indebtedness outstanding at any time under the Bank Credit Agreement (or any successor bank credit facility) not to exceed $30,000,000 aggregate principal amount;

                        (ii)  Indebtedness represented by the Notes;

                        (iii) Indebtedness incurred if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Debt-to-Cash Flow Ratio would not exceed 6.5 to 1;

                        (iv)  Indebtedness owed by any Wholly Owned
Subsidiary to the Company or owed by the Company to any Wholly Owned Subsidiary of the Company (provided that such Indebtedness is at all times held by a Person which is a Wholly Owned Subsidiary of the Company); PROVIDED, HOWEVER, that for purposes of this Section 1009, upon either (x) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Indebtedness so permitted to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (y) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary, the provisions of this subsection
(iv) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of the transfer or disposition of such Indebtedness, or the sale, lease, transfer or other disposition of such Capital Stock;

                        (v) Purchase Money Indebtedness and Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 at any one time outstanding;

                        (vi) Indebtedness arising under Interest Rate Protection Agreements;

                        (vii) Indebtedness Incurred in connection with a repurchase of the Notes pursuant to Change of Control, provided that the principal amount of such Indebtedness does not exceed 101% of the principal amount of the Notes repurchased, and such Indebtedness (x) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Maturity of the Notes, and (y) does not mature prior to the stated maturity of the Notes;

                        (viii)      Any renewals, extensions,
substitutions, refinancings or replacements of any Indebtedness incurred pursuant to preceding clauses (i), (ii), (iii), and (v), above, and (ix), below, provided that such renewal, extension, substitution, refunding, refinancing or replacement does not (x) result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby, (y) reduce the Average Life to Stated Maturity of such Indebtedness, or (z) reduce the Stated Maturity of such Indebtedness, and provided, further, that Subordinated Indebtedness must be renewed, extended, substituted, refinanced or replaced with equally Subordinated Indebtedness; and

                        (ix) Indebtedness not otherwise permitted to be Incurred pursuant to subsections (i) through (viii) above, which, together with any other outstanding Indebtedness Incurred pursuant to this subsection (ix), has an aggregate principal amount not in excess of $5,000,000 at any one time outstanding.

SECTION 1009 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1009.  [INTENTIONALLY OMITTED.]

SECTION 1011 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1011. LIMITATION CONCERNING DISTRIBUTIONS OR TRANSFERS BY SUBSIDIARIES. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, cause or suffer to exist or become effective, or enter into any agreement with any person that would cause to become effective, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock, (b) pay any debt owed to the Company or any Subsidiary of the Company, (c) make loans or advances to the Company or any Subsidiary of the Company, or (d) transfer any of its Property or assets to the Company or any Subsidiary of the Company, except for encumbrances or restrictions in existence as of the Issue Date.

SECTION 1011 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1011.   [INTENTIONALLY OMITTED.]

SECTION 1012 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1012. LIMITATION ON ASSET SALES. (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Asset Sale unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board) of the shares or assets sold or otherwise disposed of, and (ii) at least 75% of such consideration consists of cash or cash equivalents. Within 270 days after any Asset Sale, the Company or such Subsidiary, as the case may be, may apply the net cash proceeds from such Asset Sale (after paying or providing for the payment of taxes payable on account of such Asset Sale) to (x) an investment in properties and assets (in the same line of business) that replaces the properties and assets that were the subject of such Asset Sale or (y) to a permanent reduction in the amount of debt outstanding under the Bank Credit Agreement. Any such net cash proceeds from any Asset Sale that are not used as provided in the preceding sentence constitute "Excess Proceeds."

                  (b) Within 30 calendar days subsequent to the date when the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company shall make an offer to purchase (an "Excess Proceeds Offer"), from all Holders of the Notes, an aggregate principal amount of Notes equal to the Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued interest, if any, to the purchase date (the "Excess Proceeds Price"). The Company shall mail a notice to each Holder of Notes and to the Trustee stating:

  that the aggregate amount of Excess Proceeds exceeds $5,000,000, that an Excess Proceeds Offer is being made pursuant to this Section 1012 and that such Excess Proceeds offer is limited to the aggregate amount of Excess Proceeds;

  the aggregate amount of Excess Proceeds and that all Notes that are timely tendered will be accepted for payment in multiples of $1,000 by the Company, pro rata, based on the aggregate amount of Notes tendered up to the aggregate amount of Excess Proceeds;

  the Excess Proceeds Price and the repurchase date, which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed (the "Excess Proceeds Payment Date");

  that any Note (or any portion thereof) not tendered will continue to accrue interest;

  that any Note (or any portion thereof) accepted by the Company for payment pursuant to the Excess Proceeds offer will cease to accrue interest after the Excess Proceeds Payment Date;

  that any Holder electing to have a Note (or any portion thereof) repurchased pursuant to an Excess Proceeds Offer will be required to surrender the Note, with the form provided with such notice entitled "Election of Holder Pursuant to Section 1012" (in the form set forth as Exhibit C hereto) completed, to the Paying Agent at the address specified in the notice on or prior to the close of business on the Excess Proceeds Payment Date;

  that any Holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for repurchase and a statement that such Holder is withdrawing the Holder's election to have such Notes repurchased;

  that any Holder that elects to have a portion of its Notes repurchased must specify the principal amount that is being tendered for repurchase, which principal amount must be in an integral multiple of $1000; and
  any other information necessary to enable Holders to tender their Notes (or any portion thereof) and to have such Notes repurchased pursuant to this Section 1012.

                  (c) On the Excess Proceeds Payment Date, the Company shall (i) accept for payment any Note (or portion thereof in $1,000 multiples) tendered pursuant to the Excess Proceeds Offer, pro rata, based on the aggregate amount of Notes tendered up to the aggregate amount of Excess Proceeds, (ii) deposit with the Paying Agent money sufficient to pay the Excess Proceeds Price of any Note so accepted and (iii) deliver to the Trustee each Note so accepted together with an Officers' Certificate that states the aggregate principal amount of Notes tendered to and accepted by the Company. The Paying Agent shall promptly mail to each Holder of Notes so accepted payment in an amount equal to the Excess Proceeds Price therefor. The Company shall publicly announce the results of the Excess Proceeds Offer on or as soon as practicable after the Excess Proceeds Payment Date. For purposes of this Section 1012, the Trustee shall act as the Paying Agent.

                  (d) Notwithstanding the foregoing, if any Note (or any portion thereof) accepted for payment shall not be so paid pursuant to the provisions of this Section 1012, then, from the Excess Proceeds Payment Date until the principal of and interest on such Note (or portion thereof) is paid, interest shall be paid on the unpaid principal and, to the extent permitted by law, on any accrued but unpaid interest thereon, in each case at the rate then borne by such Note.

                  (e) Upon surrender of any Note tendered in part or accepted by the Company in part, the Company shall execute, and the Trustee shall authenticate and deliver, a new Note of any authorized denomination, in an aggregate principal amount equal to the untendered portion of the surrendered Note.

SECTION 1012 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1012.   [INTENTIONALLY OMITTED.]

SECTION 1013 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1013. LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES. The Company (i) shall not permit any Subsidiary of the Company to issue any stock (other than to the Company or a Wholly Owned Subsidiary of the Company), and (ii) shall not permit any person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any capital stock of any Subsidiary of the Company (other than directors' qualifying shares), except for a sale of 100% of the capital stock of a Subsidiary effected in accordance with the "Limitation on Asset Sales" covenant contained in Section 1012 above.

SECTION 1013 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1013.   [INTENTIONALLY OMITTED.]

SECTION 1014 OF THE INDENTURE AS CURRENTLY IN EFFECT

            SECTION 1014. RESTRICTION ON INCURRENCE OF SENIOR SUBORDINATED INDEBTEDNESS. The Company shall not Incur any Indebtedness which ranks senior in right of payment to the Notes unless such Indebtedness ranks PARI PASSU with Senior Indebtedness. For purposes of this Section, Senior Indebtedness which is secured by a mortgage, deed of trust, security interest or other lien and Senior Indebtedness which is unsecured shall be deemed to rank PARI PASSU.

SECTION 1014 OF THE INDENTURE AS PROPOSED TO BE AMENDED

            SECTION 1014.   [INTENTIONALLY OMITTED.]

PROPOSED ARTICLE 13 TO THE INDENTURE

                  A new Article 13, Parent Guarantee of the Notes, is proposed to be added to the Indenture. See Appendix II.

CERTAIN DEFINITIONS IN THE INDENTURE AS CURRENTLY IN EFFECT

                  "Asset Sale" means, with respect to any Person, any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by means of a Sale and Leaseback Transaction) to any Person other than the Company or a Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other Property or asset of the Company other than sales of Property or assets in the ordinary course of business and consistent with past practices.

                  "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Attributable Value means, as to a Capital Lease obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

                  "Average Life" means, as of any date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products obtained by multiplying (x) the number of years from such date of determination to the date of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such debt security by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

                  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (A) the sum of (i) the aggregate amount of interest recognized by such Person and its Subsidiaries in respect of Indebtedness of such Person and its Subsidiaries (including, without limitation, all interest capitalized by such Person and its Subsidiaries during such period, any amortization of debt discount and all commissions, discounts and other fees and charges owed by such person and its Subsidiaries with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Rate Protection Agreements of each Person and its Subsidiaries), (ii) the aggregate amount of the interest component of rentals in respect of Capital Lease Obligations recognized by such Person and its Subsidiaries, during such period, (iii) to the extent any debt of any Person is guaranteed by such Person and its Subsidiaries, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such debt, (iv) preferred stock dividends in respect of preferred stock of Subsidiaries held by Persons other than such Person or a Wholly Owned Subsidiary thereof, and (v) the interest portion of any deferred payment obligation, and less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any debt prior to its stated maturity, with the foregoing amounts in the case of both (A) and (B) above, as determined in accordance with GAAP as they would be applied on the Issue Date.

                  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP as they would be applied on the Issue Date; PROVIDED that there shall be excluded therefrom, without duplication, (i) gains and losses from Asset Sales or reserves relating thereto, (ii) items (other than the tax benefit of the utilization of net operating loss carryforwards or alternative minimum tax credits) classified as extraordinary or non-recurring, (iii) the income or loss of any Person other than the Person whose Consolidated Net Income is being determined or any Subsidiary thereof, except such income will be included to the extent of the amount of cash dividends or other distributions in respect of Capital Stock thereof actually paid during such period by such Person and received by any Person whose Consolidated Net Income is being determined or any Subsidiary thereof out of funds legally available therefor, (iv) the income (or loss) of any other Person accrued or attributable to any Person prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or such other Person's Property (or a portion thereof) is acquired by such Person or any of its subsidiaries, (v) any non-cash charge resulting from the application of Statement of Financial Accounting Standards No. 106 ("SFAS 106") to the extent exceeding the cash payments for benefits covered by SFAS 106 for the relevant period, and (vi) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulations applicable to that Subsidiary or its stockholders.

                  "Consolidated Net Worth" of any Person means, as of any date, the sum of the Capital Stock and additional paid-in-capital plus retained earnings (or minus accumulated deficit) of such Person and its Subsidiaries, each as determined on a consolidated basis in accordance with GAAP, plus amounts attributable to Redeemable Capital Stock of such Person and its Subsidiaries.

                  "Debt-to-Cash Flow Ratio" means as of the Transaction Date, the ratio of (i) the aggregate amount of Indebtedness of the Company and its consolidated Subsidiaries (based upon the PRO FORMA amount of debt of the Company and its Subsidiaries expected by the Company to be outstanding on the Transaction Date) to (ii) the aggregate amount of EBITDA of the Company and its consolidated Subsidiaries for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the Transaction Date, PROVIDED that if the transaction giving rise to the need to calculate the Debt-to-Cash Flow Ratio would have the effect of increasing or decreasing EBITDA in the future, EBITDA shall be calculated on a PRO FORMA basis as if such transaction had occurred on the first day of the first quarter of the four fiscal quarters referred to in clause (ii) of this definition, and if, during the same four fiscal quarters, (x) the Company or any of its Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a PRO FORMA basis as if such Asset Sale and any related retirement of debt had occurred on the first day of such period, or (y) the Company or any of its Subsidiaries shall have acquired any material assets out of the ordinary course of business, EBITDA shall be calculated on a PRO FORMA basis as if such asset acquisition and related financing had occurred on the first day of such period.

                  "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Notes and to have satisfied all the obligations under this Indenture with respect to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (A) the rights of Holders to receive, from the trust funds described in clause (B)(1) of Section 401, payment of the principal of and the interest on the Notes when such payments are due, (B) the Company's obligations with respect to the Notes under Sections 306, 307, 402, 610 and 1002 and (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder including, without limitation, the provisions of Section 607.

                  "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense,
(iii) depreciation expense, (iv) amortization of intangibles expense and
(v) any charge related to any premium or penalty paid in connection with redeeming or retiring any debt prior to its stated maturity.

                  "Excess Proceeds" has the meaning specified in Section
1012.

                  "Excess Proceeds Offer" has the meaning specified in
Section 1012.

                  "Exceeds Proceeds Payment Date" specified in Section
1012.

                  "Excess Proceeds Price" specified in Section 1012.

                  "Fair Market Value" means, with respect to the total consideration received pursuant to any Asset Sale or any non-cash consideration received by or to be paid to any Person, the fair market value of such consideration as determined in good faith by the Board as evidenced by a Board Resolution.

                  "Investment" means, with respect to any Person, directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and acquisitions of 100% of the Capital Stock or substantially all of the operating assets of any corporation engaged exclusively in media and communications businesses, including broadcast television and radio, cable television, newspapers, publishing, outdoor advertising, cellular telephone systems and related businesses.

                  "Permitted Indebtedness" has the meaning assigned thereto in Section 1009.

                  "Permitted Investments" has the meaning assigned thereto in Section 1008.

                  "Purchase Money Indebtedness" means, as to any Person, the Indebtedness of such Person Incurred and owing to a seller of Property for all or part of the purchase price thereof.

                  "Restricted Payments" has the meaning specified in
Section 1008.

                  "Surviving Entity" has the meaning assigned thereto in
Section 801.

                  "Transaction Date" means the date of the transaction giving rise to the need to calculate the Debt-to-Cash Flow Ratio.

CERTAIN DEFINITIONS IN THE INDENTURE AS PROPOSED TO BE AMENDED

                  "Discharged" means that each of the Company and the Parent Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Notes and the Parent Guarantee and to have satisfied all the obligations under this Indenture with respect to the Notes and the Parent Guarantee (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (A) the rights of Holders to receive, from the trust funds described in clause (B)(1) of Section 401, payment of the principal of and the interest on the Notes when such payments are due, (B) the Company's obligations with respect to the Notes under Sections 306, 307, 402, 610 and 1002 and (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder including, without limitation, the provisions of Section 607;

CERTAIN DEFINITIONS IN THE INDENTURE TO BE DELETED IN THEIR ENTIRETY

                  "Asset Sale", "Attributable Value", "Average Life", "Consolidated Interest Expense", "Consolidated Net Income", "Consolidated Net Worth", "Debt-to-Cash Flow Ratio", "EBITDA", "Excess Proceeds", "Excess Proceeds Offer", "Excess Proceeds Payment Date", "Excess Proceeds Price", "Fair Market Value", "Investment", "Permitted Indebtedness", "Permitted Investments", "Purchase Money Indebtedness", "Restricted Payment", "Surviving Entity" and "Transaction Date".

NEW DEFINITIONS PROPOSED TO BE ADDED TO THE INDENTURE

                  "Parent Guarantee" means the Guarantee of the Parent Guarantor of the Notes pursuant to Article Thirteen, whether or not such Guarantee is endorsed on the Notes.

                  "Parent Guarantor" means General Electric Company, a New York corporation as Guarantor of the Notes pursuant to Article Thirteen, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Parent Guarantor" shall mean such successor Person.

AII-1

                                APPENDIX II

                                ARTICLE 13

                         PARENT GUARANTEE OF NOTES

                  SECTION 1301. UNCONDITIONAL PARENT GUARANTEE. For value received, the Parent Guarantor hereby unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee the payment of the principal of and, premium, if any, and interest, if any, on such Note as the same shall become due and payable after any applicable grace period, whether at maturity or upon redemption, declaration or otherwise. The Parent Guarantor agrees that as between the Parent Guarantor and the Holders of the Notes or the Trustee, any payment made on the Notes or to the Trustee by the Company or out of its assets which, pursuant to Article Twelve, is required to be paid over to the holders of Senior Indebtedness, shall not constitute a payment on the Notes or to the Trustee but, instead, shall be treated for all purposes of the Parent Guarantee as though such payment had not been made by the Company or out of its assets. Until the holders of the Notes or the Trustee have received, from the Company or out of its assets, or from the Parent Guarantor, moneys which such Holders or the Trustee are entitled to retain for their own account, equal in the aggregate to the unpaid principal amount (including premium, if any) on the Notes plus all accrued and unpaid interest thereon, the Parent Guarantor will remain liable on the Parent Guarantee.

                  The Parent Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, legality or enforceability of such Note or this Indenture, the absence of any action to enforce the same, the waiver or consent with respect to any provisions thereof or hereof, the recovery of any judgment against the Company or any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Note or the indebtedness evidenced thereby and all demands whatsoever and covenants that the Parent Guarantee will not be discharged except by complete performance of the obligations contained in the Parent Guarantee.

                  The Parent Guarantor shall be subrogated to all rights of a holder of a Note against the Company in respect of any amounts paid by the Parent Guarantor pursuant to the provisions of the Parent Guarantee of this Indenture; provided that the Parent Guarantor shall not be entitled to enforce or receive any payment arising out of, or based upon, such right of subrogation until all amounts due on or to become due on or in respect of all Notes shall have been paid in full or duly provided for.

                  Each Parent Guarantee constitutes a guarantee of payment (and not of collection) and is unsecured and ranks equally and ratably with all other unsecured and unsubordinated obligations of the Parent Guarantor.

                  No recourse for the payment of the Parent Guarantee, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent Guarantor in this Indenture or any indenture supplement thereto or in any Parent Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Parent Guarantor or of any successor corporation, either directly or through the Parent Guarantor of any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance of a Parent Guarantee by each Holder of a Note and as part of the consideration for the issue of such Parent Guarantee, expressly waived and released.

                  SECTION 1302. EXECUTION OF PARENT GUARANTEE. To evidence its guarantee to the Holders and the Trustee, the Parent Guarantor hereby agrees to execute a notation relating to the guarantee on each Note authenticated and made available for delivery by the Trustee. The Parent Guarantor hereby agrees that its Parent Guarantee set forth in Section 1301 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Parent Guarantee.

                         OUTLET BROADCASTING, INC.

                         SOLICITATION OF CONSENTS

            TO AMENDMENT OF THE INDENTURE GOVERNING ITS 10-7/8%

                    SENIOR SUBORDINATED NOTES, DUE 2003



                         GENERAL ELECTRIC COMPANY

                                PROSPECTUS



                  Questions concerning the terms of the Solicitation should be directed to Outlet at the telephone number set forth below. Deliveries of Consents should be made to Outlet at the address or facsimile number set forth below (facsimiles should be confirmed by physical delivery).
Requests for additional copies of this Consent Solicitation Statement/Prospectus or the Consent should be directed to Outlet at the telephone number and address set forth below.

                 -----------------------------------------
                         OUTLET BROADCASTING, INC.
                  c/o National Broadcasting Company, Inc.
                           30 Rockefeller Plaza
                            New York, NY 10112
                        Attention:  Robert Finnerty
                       Call Collect:  (212) 664-4411
                       Facsimile:     (212) 664-5233
                 -----------------------------------------
                             TABLE OF CONTENTS



                              PAGE                                     PAGE



Available Information         i          Ratio of Earnings to Fixed    18
                                         Charges



Incorporation of Certain      i          Capitalization                20
Documents by Reference



Summary                       1          The Solicitation              20



Introduction                  7          Certain Federal Income Tax    24
                                         Consequences



The Companies                 7          Legal Opinion                 26



The Proposed Amendment        9          Experts                       26



Description of The Guarantee  17         Appendix I                    AI-1


Selected Consolidated         18         Appendix II                   AII-1
Financial Information

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Article XI of GE's By-Laws, as amended, provides as follows:

            The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representative of any person entitled to indemnification under this paragraph.

            The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

            The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

            The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

            This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

                  A director or officer of a corporation organized under the New York Business Corporation Law is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or has been threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. Specific court approval is required in some cases.

The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-726 of the New York Business Corporation Law.

                  The directors and officers of GE are insured under officers and directors' liability insurance policies purchased by GE and, in at least one instance, by an individual director on behalf of herself.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

            Exhibits



2.1 Merger Agreement, dated as of August 2, 1995, among National Broadcasting Company, Inc., CO Acquisition Corporation and Outlet Communications, Inc. (Incorporated by reference to Outlet's Current Report on Form 8-K dated August 2, 1995).

4.1 Indenture dated as of July 8, 1993 between Outlet and Bankers Trust Company, as Trustee.
              (Incorporated by reference to Outlet's
              Registration Statement on Form S-1 (File No. 33-
              62292)).

*4.2 Form of Supplemental Indenture dated as of __________, 1996 among Outlet, General Electric
              Company, as Guarantor, and Bankers Trust Company, as Trustee.

**5 Opinion of Robert E. Healing, Esq. regarding the legality of the Guarantees of the 10-7/8% Senior
              Notes due 2003, as amended, of Outlet.

*12           Statement Regarding Computation of Ratio of
              Earnings to Fixed Charges.

*23.1         Consent of KPMG Peat Marwick LLP.

**23.2        Consent of Ernst & Young LLP

23.3          Consent of Robert E. Healing, Esq. (included in
              Exhibit 5).

*24           Power of Attorney.

*25           Statement of Eligibility of Trustee on Form T-1.

*99           Form of Consent
___________________________________

*           Filed herewith.
**          To be filed by amendment.
(b)         Financial Statement Schedules
            Not Applicable
(c)         Reports, Opinions or Appraisals
            Not Applicable

ITEM 22. UNDERTAKINGS

            The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                              (i)   To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                              (ii)        To reflect in the prospectus any
facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                              (iii)       To include any material
information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-4 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  The Registrant hereby undertakes that every prospectus
(i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfield, State of Connecticut, on March 15, 1996.

                              GENERAL ELECTRIC COMPANY
                              By:   /s/ Philip D. Ameen
                                    ----------------------------
                                    Philip D. Ameen
                                    Vice President and Comptroller

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                        Title                             Date
----------                       -----------------------           ------


/s/ John F. Welch, Jr.           Chairman of the Board
                                 (Principal Executive
                                 Officer and Director)             March 15,1996


/s/ Dennis D. Dammerman          Senior Vice President-
                                 Finance (Principal
                                 Financial Officer and Director)   March 15,1996


/s/ Philip D. Ameen              Vice President and Comptroller
                                 (Principal Accounting Officer)    March 15,1996


/s/ D. Wayne Calloway            Director                          March 15,1996


/s/ Silas S. Cathcart            Director                          March 15,1996


/s/ Paolo Fresco                 Director                          March 15,1996


II-6

Signature                        Title                             Date


/s/ Claudio X. Gonzalez          Director                          March 15,1996


/s/ Robert E. Mercer             Director                          March 15,1996


/s/ Gertrude G. Michelson        Director                          March 15,1996


/s/ John D. Opie                 Director                          March 15,1996


/s/ Barbara S. Prieskel          Director                          March 15,1996


/s/ Andrew C. Sigler             Director                          March 15,1996


/s/ Douglas A. Warner III        Director                          March 15,1996


* By: /s/ Philip D. Ameen
Philip D. Ameen
Attorney-in-Fact                                                   March 15,1996


EXHIBIT INDEX

                                                                  Sequentially
Number      Description of Exhibit                               Numbered Page

2.1 Merger Agreement, dated as of August 2, 1995, among National Broadcasting Company, Inc.,
            CO Acquisition Corporation and Outlet
            Communications, Inc. (Incorporated by reference to Outlet's Current Report on Form 8-K dated
            August 2, 1995).

4.1         Indenture dated as of July 8, 1993 between
            Outlet and Bankers Trust Company, as Trustee.
            (Incorporated by reference to Outlet's Registration
            Statement on Form S-1 (File No. 33-62292)).

4.2         Form of Supplemental Indenture dated as
            of ___________, 1996 among Outlet,
            General Electric Company, as Guarantor,
            and Bankers Trust Company, as Trustee.

5 Opinion of Robert E. Healing, Esq. regarding the legality of the Guarantees of the 10-7/8%
            Senior Notes due 2003, as amended, of Outlet.

12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1        Consent of KPMG Peat Marwick LLP.

23.2        Consent of Ernst & Young LLP.

23.3        Consent of Robert E. Healing, Esq.
            (included in Exhibit 5).

24          Power of Attorney.

25          Statement of Eligibility of Trustee
            on Form T-1.

99          Form of Consent